UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.       )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

COMMUNITY HEALTHCARE TRUST INCORPORATED
(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

COMMUNITY
HEALTHCARE
TRUST

Notice of 2025 Annual Meeting and Proxy Statement

ANNUAL MEETING OF STOCKHOLDERS
MAY 1, 2025 – 8:00 A .M. CDT

March 13, 2025
DEAR STOCKHOLDER:
On behalf of the Board of Directors, we cordially invite you to attend the 2025 annual meeting of stockholders of Community Healthcare Trust Incorporated, a Maryland corporation (the "Company"). The annual meeting will be held beginning at 8:00 a.m., Central Time, on Thursday, May 1, 2025 at the principal offices of the Company, located at 3326 Aspen Grove Drive, Suite 150, Franklin, Tennessee 37067. The formal notice of the annual meeting appears on the next page. At the annual meeting, you will be asked to:
1.Elect six directors, each to serve a one-year term expiring in 2026;
2.Vote to approve, on a non-binding advisory basis, a resolution approving the Company's compensation of its named executive officers;
3.Ratify the appointment of BDO USA, P.C. as our independent registered public accountants for 2025; and
4.Transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.
The accompanying proxy statement provides detailed information concerning the matters to be acted upon at the annual meeting. We urge you to review this proxy statement and each of the proposals carefully. Your vote is very important. It is important that your views be represented at the annual meeting regardless of the number of shares of common stock you own or whether you are able to attend the annual meeting in person.
On March 13, 2025, we will post on the investor's relations page of our Internet website, http://investors.chct.reit, a copy of our 2025 proxy statement, sample proxy card and our annual report to stockholders. Also, on or around March 13, 2025, we will mail a notice (the "Notice") containing instructions on how to access our proxy materials and vote online to our stockholders who own our stock directly in their name and in the name of other stockholders.
You may vote your shares on the Internet or by phone. If you request a paper copy of the proxy card or voting instruction form, we will mail you the paper copy and you may sign, date and mail the accompanying proxy card or voting instruction form in the envelope provided with your proxy card. Instructions regarding the three methods of voting by proxy are contained on the proxy card. As always, if you are the record holder of our stock, you may vote in person at the annual meeting. The accompanying proxy statement explains how to obtain driving directions to the meeting.
On behalf of our Board of Directors, I would like to express our appreciation for your continued interest in Community Healthcare Trust Incorporated.
Sincerely,
Alan Gardner
Chairman of the Board

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 1, 2025: Community Healthcare Trust Incorporated's 2025 proxy statement, proxy card and annual report to stockholders are available at http://investors.chct.reit.

Community Healthcare Trust Incorporated 3326 Aspen Grove Drive, Suite 150 Franklin, Tennessee 37067

Notice of Annual Meeting of Stockholders

___________
TIME
8:00 a.m.,
Central Time, on Thursday, May 1, 2025
___________
PLACE
Community Healthcare Trust Incorporated
3326 Aspen Grove Drive, Suite 150
Franklin, Tennessee 37067
___________
RECORD DATE
You can vote if you are a stockholder of record as of the close of business on March 3, 2025.

ITEMS OF BUSINESS

1.	To elect six directors, each to serve a one-year term expiring in 2026;

2.	To vote to approve, on a non-binding advisory basis, a resolution approving the Company's compensation of its named executive officers;

3.	To ratify the appointment of BDO USA, P.C. as our independent registered public accountants for 2025; and

4.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

ANNUAL REPORT
All of these documents are accessible on our Internet website, http://investors.chct.reit. You may request a paper copy of the proxy statement, the proxy card, and our annual report to stockholders, which is not part of the proxy solicitation material.
PROXY VOTING
It is important that your shares be represented and voted at the annual meeting. You may vote your shares on the Internet, by phone or, if you request and receive written proxy materials, you may vote by signing, dating and mailing the accompanying proxy card or voting instruction form in the envelope provided. Instructions regarding the three methods of voting are contained on the proxy card. The Notice has instructions regarding voting on the Internet. Any proxy may be revoked at any time prior to its exercise at the annual meeting.
By Order of the Board of Directors,
William G. Monroe IV
Secretary of Community Healthcare Trust Incorporated
Franklin, Tennessee
March 13, 2025

Community Healthcare Trust Incorporated Proxy Statement
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON THURSDAY, MAY 1, 2025
We are furnishing this proxy statement to the stockholders of Community Healthcare Trust Incorporated in connection with the solicitation of proxies by its Board of Directors for use at the annual meeting of stockholders of Community Healthcare Trust Incorporated to be held at 8:00 a.m., Central Time, on Thursday, May 1, 2025, at 3326 Aspen Grove Drive, Suite 150, Franklin, Tennessee 37067, as well as in connection with any adjournments or postponements of the meeting. This solicitation is made by Community Healthcare Trust Incorporated on behalf of our Board of Directors (also referred to as the "Board" in this proxy statement). "We," "our," "us" and the "Company" refer to Community Healthcare Trust Incorporated, a Maryland corporation.
We have elected to provide access to our proxy materials and annual report over the Internet through a "notice and access" model. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the "Notice") to our stockholders of record as of March 3, 2025. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found on the Notice and on the website referred to in the Notice, including an option to request paper copies on an ongoing basis. On March 13, 2025, we intend to make this proxy statement available on the Internet and, on or around March 13, 2025, we intend to mail the Notice to all stockholders entitled to vote at the annual meeting. We intend to mail this Proxy Statement, together with a proxy card, to those stockholders entitled to vote at the annual meeting who have properly requested paper copies of such materials, within three business days of such receipt.
This proxy statement, a sample proxy card and our annual report to stockholders are available at http://investors.chct.reit. This website address contains the following documents: the Notice, the proxy statement and proxy card sample, and the annual report to stockholders. You are encouraged to access and review all of the important information contained in the proxy materials before voting.
Questions and Answers Regarding the 2025 Annual Meeting of Stockholders
Who is soliciting proxies from the stockholders?
Our Board of Directors is soliciting your proxy. The proxy provides you with the opportunity to vote on the proposals presented at the annual meeting, whether or not you attend the annual meeting.
What will be voted on at the annual meeting?
Our stockholders will vote on three proposals at the annual meeting:
1.The election of six directors, who are each to serve a one-year term expiring in 2026;
2.The approval of, on a non-binding advisory basis, a resolution approving the Company's compensation of its named executive officers; and
3.The ratification of the appointment of BDO USA, P.C. as our independent registered public accountants for 2025.
Your proxy will also give the proxy holders discretionary authority to vote the shares represented by the proxy on any matter, other than the above proposals, that is properly presented for action at the annual meeting.
How will we solicit proxies, and who bears the cost of proxy solicitation?
Our directors, officers and employees may solicit proxies by telephone, mail, facsimile, via the Internet or by overnight delivery service. These individuals do not receive separate compensation for these services. Finally, in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the "SEC"), we will reimburse brokerage firms and other persons representing beneficial owners of our common stock for their reasonable expenses in forwarding solicitation materials to such beneficial owners.

Community Healthcare Trust | 2025 PROXY STATEMENT	1

Who can vote at the annual meeting?
Our Board of Directors has fixed the close of business on Thursday, March 3, 2025, as the record date for our annual meeting. Only stockholders of record on that date are entitled to receive notice of and vote at the annual meeting. As of March 3, 2025, our only outstanding class of securities was common stock, $0.01 par value per share. On that date, we had 450,000,000 shares of common stock authorized, of which 28,339,419 shares were outstanding.
You (if you, rather than your broker, are the record holder of our stock) can vote either in person at the annual meeting or by proxy, whether or not you attend the annual meeting. If you would like to attend the annual meeting in person and need directions, please contact William G. Monroe IV by e-mail at investorrelations@chct.reit or by telephone at 615-771-3052. You may vote your shares on the Internet, by phone or, to the extent you request written proxy materials, by signing, dating and mailing the accompanying proxy card in the envelope provided. Instructions regarding the three methods of voting by proxy are contained on the proxy card.
How many votes must be present to hold the annual meeting?
A quorum must be present to hold our annual meeting. The presence, in person or by proxy, of a majority of the votes entitled to be cast at the annual meeting constitutes a quorum. Your shares, once represented for any purpose at the annual meeting, are deemed present for purposes of determining a quorum for the remainder of the meeting and for any adjournment, unless a new record date is set for the adjourned meeting. This is true even if you abstain from voting with respect to any matter brought before the annual meeting. As of March 3, 2025, we had 28,339,419 shares of common stock outstanding; thus, we anticipate that the quorum for our annual meeting will be 14,169,710 shares.
How many votes does a stockholder have per share?
Our stockholders are entitled to one vote for each share held.
What is the required vote on each proposal?
Pursuant to our Amended and Restated Bylaws, dated November 2, 2020 (the "Bylaws"), in uncontested elections (which is the case for the annual meeting), the nominees for election to the Board of Directors who receive a majority of all of the votes cast for the election of directors shall be elected directors. In accordance with our Bylaws, if an incumbent director who is nominated for election to the Board of Director fails to receive a majority of votes for re-election, the director is required to tender his or her resignation promptly following the annual meeting; in which case, within 90 days following certification of the stockholder vote, the Environmental, Social, and Governance Committee (the "ESG Committee") will determine whether to recommend that the Board of Directors accept the director's resignation, and upon submission of the ESG Committee's recommendation to the Board of Directors, the Board will decide and act on the matter in its discretion. The ESG Committee and the Board may consider any factors they deem relevant in deciding whether to recommend or accept a director's resignation. In general, any director who tenders his or her resignation will not participate in the ESG Committee's recommendation or the Board of Director's action regarding whether to accept the resignation offer. We will disclose promptly the Board of Director's decision regarding whether to accept or reject the director's resignation offer and its rationale for such decision in a Current Report on Form 8-K filed with the SEC.
The affirmative vote of a majority of the shares of common stock cast on the matter is required to approve, on an advisory basis, the say on pay vote. As an advisory vote, this proposal is not binding upon us. However, the Compensation Committee of our Board of Directors, which is responsible for designing and administering our executive compensation program, values the opinions expressed by our stockholders and will consider the outcome of the vote when making future compensation decisions.
The proposal to ratify our appointment of BDO USA, P.C., or BDO, as our independent registered public accountants for 2025, is approved by our stockholders if the votes cast favoring the ratification exceed the votes cast opposing the ratification.
Stockholders do not have the right to cumulate their votes.

2	Community Healthcare Trust | 2025 PROXY STATEMENT

How will the proxy be voted, and how are votes counted?
If you vote by proxy (either voting on the Internet, by phone or by properly completing and returning a paper proxy card that you receive upon requesting written proxy materials), the shares represented by your proxy will be voted at the annual meeting as you instruct, including any adjournments or postponements of the meeting. If you return a signed proxy card but no voting instructions are given, the proxy holders will exercise their discretionary authority to vote the shares represented by the proxy at the annual meeting and any adjournments or postponements as follows:
1."FOR" the election of nominees Cathrine Cotman, David Dupuy, Alan Gardner, Claire Gulmi, Robert Hensley, and Lawrence Van Horn.
2."FOR" the resolution approving the compensation of the Company's named executive officers.
3."FOR" the ratification of the appointment of BDO USA, P.C. as our independent registered public accountants for 2025.
If you hold your shares in broker's name (sometimes called "street name" or "nominee name"), you must provide voting instructions to your broker. If you do not provide instructions to your broker, your shares will not be voted in any matter on which your broker does not have discretionary authority to vote, which generally includes non-routine matters. A vote that is not cast for this reason is called a "broker non-vote." Broker non-votes will be treated as shares present for the purpose of determining whether a quorum is present at the annual meeting, but they will not be considered present for purposes of calculating the vote on a particular matter, nor will they be counted as a vote FOR or AGAINST a matter or as an abstention on the matter. Under the rules of the New York Stock Exchange ("NYSE"), which is the stock exchange on which our common stock is listed, the ratification of our appointment of our independent registered public accountants is considered a routine matter for broker voting purposes, but the election of directors and the advisory (non-binding) vote on the compensation of our named executive officers are not considered routine. It is important that you instruct your broker as to how you wish to have your shares voted, even if you wish to vote as recommended by the Board.
Can a proxy be revoked?
Yes. You can revoke your proxy at any time before it is voted. You revoke your proxy (1) by giving written notice to our Corporate Secretary before the annual meeting, (2) by granting a subsequent proxy on the Internet or by phone, or (3) by delivering a signed proxy card dated later than your previous proxy. If you, rather than your broker, are the record holder of your stock, a proxy can also be revoked by appearing in person and voting at the annual meeting. Written notice of the revocation of a proxy should be delivered to the following address: William G. Monroe IV, Community Healthcare Trust Incorporated, 3326 Aspen Grove Drive, Suite 150, Franklin, Tennessee 37067.

Community Healthcare Trust | 2025 PROXY STATEMENT	3

PROPOSAL 1	Election of Directors The persons listed below have been nominated by our Board of Directors to serve as directors for a one-year term expiring at the annual meeting of stockholders occurring in 2026:

Our Board of Directors unanimously recommends a vote "FOR" the election of each of the six nominees for director to the Board of Directors.	•Cathrine Cotman •David Dupuy •Alan Gardner	•Claire Gulmi •Robert Hensley •Lawrence Van Horn

Each nominee has consented to serve on our Board of Directors. If any nominee were to become unavailable to serve as a director, our Board of Directors may designate a substitute nominee. In that case, the persons named as proxies on the accompanying proxy card will vote for the substitute nominee designated by our Board of Directors. The following lists each director nominated for election to serve as a director for a one-year term expiring at the annual meeting of stockholders occurring in 2026, which includes a brief discussion of the experience, qualifications and skills that led us to conclude that such individual should be a member of our Board.
Required Vote
Directors are elected by the affirmative vote of a majority of all of the votes cast for the election of directors.

QUALIFICATIONS OF DIRECTOR NOMINEES
We believe that our director nominees consists of a diverse collection of individuals who possess the integrity, education, work ethic and ability to work with others necessary to oversee our business effectively and to represent the interests of all stockholders, including the qualities listed below. We have attempted below to highlight certain notable experience, qualifications and skills for each director nominee, rather than provide an exhaustive catalog of each and every qualification and skill that a director possesses. Each of the nominees set forth below is currently serving as a director of the Company.

4	Community Healthcare Trust | 2025 PROXY STATEMENT

Cathrine Cotman Age: 59 Director Since: 2022
Ms. Cotman serves as Senior Vice President, Corporate Real Estate of LPL Financial, a high growth Fortune 500 Financial Services firm, from 2020 to present.
Prior to joining LPL Financial, she was the Global Alliance Director, Global Portfolio Solutions at Cresa Global from 2019 to 2020, served as the Senior Managing Director, Strategy at Newmark Knight Frank from 2017 to 2019, and was the Senior Managing Director, Global Occupier Services at Cushman and Wakefield from 2012 to 2017. In addition, Ms. Cotman held various other positions of prominence at a variety of financial services and insurance companies, including Bank of America Corporation, Capital One Financial Corporation and Prudential Insurance Company, among others.
Ms. Cotman has received multiple achievement awards and participated in a variety of community activities, including being the 2021 Speaker for Corenet Events featuring senior leaders and black leaders, was a 2016-2020 Omni Montessori School Board of Trustees Officer, was honored as a 2019 Globe St. Women of Influence, selected as a 2016 50 Most Influential Women of Charlotte, and was the winner of the 2014 Cassidy Turley Client Service Award.
Ms. Cotman earned a B.A. degree in Philosophy from Swarthmore College, a Master’s in Business Administration degree from New York University’s Stern School of Business and a Master’s degree in the graduate school of design (AMDP executive education graduate) from Harvard University.

Ms. Cotman's over 30 years of experience in corporate real estate strategy, business and financial analytics, and operational process innovation makes her a valuable resource to our Board of Directors.

David Dupuy Age: 56 Director Since: 2023
Mr. Dupuy has served as the Company's Chief Executive Officer since March 6, 2023, and previously was the Company's Chief Financial Officer since joining the Company in May 2019.
From 2008 to 2019, Mr. Dupuy served as a Managing Director, Healthcare Investment Banking Group at SunTrust Robinson Humphrey (now “Truist Securities” or “Truist”). From 2004 to 2008, Mr. Dupuy served as a Senior Vice President of the Healthcare Group at Bank of America. From 2000 to 2004, Mr. Dupuy served as a Vice President and Regional Director for KDA Holdings with responsibility for consulting, financing, and development of outpatient medical facilities. Previously, Mr. Dupuy served as Chief Financial Officer and Founding Partner of LIFESIGNS Holdings, Inc., a provider of diagnostic healthcare services, from 1997 to 2000. Mr. Dupuy began his career in 1991 with Bank of America.
Mr. Dupuy holds a Bachelor of Arts in Business Administration from Furman University and a Master of Business Administration from the Owen School at Vanderbilt University.

Mr. Dupuy's corporate finance and investment banking experience, along with his deep understanding of the Company and its strategy from his roles as our Chief Executive Officer and Chief Financial Officer, make him a valuable resource to our Board of Directors.

Community Healthcare Trust | 2025 PROXY STATEMENT	5

Alan Gardner Age: 71 Director Since: 2015
Mr. Gardner retired from Wells Fargo in October 2015. Prior to his retirement, he was a Senior Relationship Manager in Healthcare Corporate Banking. He primarily covered national healthcare companies with market capitalization exceeding $5 billion, generally in the pharmaceutical, medical device and healthcare services sectors.
Mr. Gardner has over 26 years of corporate and investment banking experience, with 20 years covering healthcare companies. Prior to joining Wells Fargo (Wachovia) in March 2004, Mr. Gardner was Head of Healthcare for FleetBoston Financial from 2003 to 2004 and was a Managing Director for Banc of America Securities from 1996 to 2003.
During his career, Mr. Gardner has led a number of significant financing transactions for leading public healthcare companies. Mr. Gardner previously served as Board Member and President of Omni Montessori School in Charlotte, North Carolina, as Charlotte Chapter Chair for the Impact Angel Network ("IAN"). IAN is managed by RENEW, LLC, an investment advisory and management consulting firm based in Addis Ababa, Ethiopia and Washington D.C.
Mr. Gardner earned a B.S. and M.S. from Virginia Polytechnic Institute and State University and an M.B.A. in finance and accounting from the University of Rochester.

Mr. Gardner is our Chairman of the Board, and Mr. Gardner's corporate banking, capital markets and healthcare industry experience makes him a valuable resource to our Board of Directors.

Claire Gulmi Age: 71 Director Since: 2018
Ms. Gulmi served as Executive Vice President and Chief Financial Officer of Envision Healthcare, a private company, one of the largest owner/operators of ambulatory surgery centers in the United States, and a leading provider of hospital based physician services, until her retirement in October 2017. Ms. Gulmi continued to serve as an advisor to Envision until September 2018.
Prior to Envision's merger with AmSurg Corp in 2016, Ms. Gulmi served as Executive Vice President and Chief Financial Officer of AmSurg starting in 1994. She was a member of the Board of Directors of AmSurg from 2004 until the merger in 2016. From 2015 to 2017, Ms. Gulmi served on the Board of Directors and as the Audit Committee Chair of Air Methods Corp, a $1.5 billion public company and the largest provider of air medical emergency transport services in the U.S. From 2001 to 2015 she served on the advisory board of the Bank of Nashville. Ms. Gulmi is the past Board Chair of the YWCA of Nashville and a past Board Member of Nashville Public Radio and serves on the boards of several privately held companies. She has served as Board Chair for the Bethlehem Centers of Nashville and has served on the boards of the Girl Scouts, the American Heart Association and All About Women.
Ms. Gulmi has been named by the Nashville Business Journal as one of its Healthcare 100, was one of the 2007 winners of the Nashville Business Journal's Women of Influence and in 2011 received the Nashville Business Journal's CFO Lifetime Achievement Award. Ms. Gulmi has a BBA in Accounting and Finance from Belmont University.

Ms. Gulmi's over 30 years of experience in corporate finance, accounting and healthcare makes her a valuable resource to our Board of Directors.

6	Community Healthcare Trust | 2025 PROXY STATEMENT

Robert Hensley Age: 67 Director Since: 2015
Mr. Hensley has more than 40 years of experience serving public and privately-held companies across a range of industries, including healthcare, insurance, real estate and private equity capital funds. Mr. Hensley is also the principal owner of two real estate and rental property development companies.
Mr. Hensley was an Audit Partner with Ernst & Young from 2002 to 2003. Previously, he was with Arthur Andersen, where he served as an Audit Partner from 1990 to 2002 and was the Managing Partner of their Nashville office from 1997 to 2002. His significant experience includes mergers and acquisitions, identification of enterprise and healthcare industry risks, corporate governance and forensic investigations and disputes. Since 2006, Mr. Hensley has served as a Senior Advisor to the healthcare and transaction advisory services groups of Alvarez and Marsal, LLC ("A&M").
Mr. Hensley also serves on the board of directors of several privately held companies. Mr. Hensley previously served as a Director of Diversicare Healthcare Services, Inc. from 2005 to 2021, Capella Healthcare from 2008 to 2015, Greenway Medical Technologies from 2011 to 2013, HealthSpring, Inc. from 2006 to 2012 and Comsys IT Partners, Inc. and Spheris, Inc. from 2006 to 2010.
Mr. Hensley earned a B.S. in accounting and a Master's of Accountancy from the University of Tennessee and is a Certified Public Accountant.

Mr. Hensley's financial accounting, healthcare and real estate industry and transactional experience makes him a valuable resource to our Board of Directors.

Community Healthcare Trust | 2025 PROXY STATEMENT	7

Lawrence Van Horn Age: 57 Director Since: 2015
Professor Van Horn is the founder, CEO and a Board member of Preverity Inc. Preverity is an Insurtech health analytics firm that created the market leading risk prediction and patient safety platform for medical malpractice in the United States.
Professor Van Horn retired from Vanderbilt University and holds the title of Professor of Economics and Strategy, Emeritus. Professor Van Horn was previously an Associate Professor of Economics and Management and the Executive Director of Health Affairs at the Vanderbilt University Owen Graduate School of Management ("Owen") from 2006 through 2023.
Professor Van Horn is a leading expert and researcher on healthcare management and economics. His research interests focuses on the role of the consumer in health care markets and the measurement of healthcare outcomes and productivity. His research on healthcare organizations, managerial incentives in nonprofit hospitals and the conduct of managed care firms has appeared in leading publications, and media. Professor Van Horn consults for national consulting firms, providers, managed care organizations, and pharmaceutical firms as well as the federal government on topics of health policy. Professor Van Horn also held faculty appointments in the Vanderbilt University School of Medicine and Law School. Prior to his tenure at Owen, from 1996 to 2006, Professor Van Horn served as an Associate Professor of Economics and Management at the William E. Simon Graduate School of Business at the University of Rochester where he was responsible for their graduate programs in health administration.
Professor Van Horn previously served on the Board of Directors of Quorum Health Corporation until July 2020 and served on the Board of Harrow Inc. as Chairman of the Compensation and Governance Committees and a member of the Audit Committee until November 2023. Professor Van Horn currently serves on the boards of several privately held companies.
 Professor Van Horn holds a Ph.D. from the University of Pennsylvania's Wharton School and a Master's in Business Administration, a Master's in Public Health and a B.A. from the University of Rochester.

Professor Van Horn's extensive knowledge and research into healthcare industry economics and governance as well as his unique experience with healthcare decision makers and business executives nationwide regarding healthcare policy make him a valuable resource to our Board of Directors.

Our Board of Directors unanimously recommends a vote "FOR" the election of each of the six nominees for director to the Board of Directors.

8	Community Healthcare Trust | 2025 PROXY STATEMENT

Board Matrix
The following matrix provides information regarding the current members of our Board, including certain types of knowledge, skills, experiences and attributes which our Board believes are relevant to our business, industry or real estate investment trust ("REIT") structure. The matrix does not encompass all of the knowledge, skills, experience or attributes of such persons, and the absence of a particular knowledge, skill, experience or attribute with respect to such person does not mean the person does not possess it or is unable to contribute to the decision-making process in that area. The type and degree of knowledge, skill and experience listed below may vary.
Each of the persons listed above has been nominated by our Board of Directors to serve as directors for a one-year term expiring at the annual meeting of stockholders occurring in 2026. Each nominee has consented to serve on our Board of Directors. If any nominee were to become unavailable to serve as a director, our Board of Directors may designate a substitute nominee. In that case, the persons named as proxies on the accompanying proxy card will vote for the substitute nominee designated by our Board of Directors.

	Cotman	Dupuy	Gardner	Gulmi	Hensley	Van Horn

KNOWLEDGE, SKILLS AND EXPERIENCE
Public Company Board Experience	X	X	X	X	X	X
Financial	X	X	X	X	X	X
Risk Management	X	X	X	X	X	X
Accounting		X	X	X	X
Corporate Governance/Ethics	X	X	X	X	X	X
Executive Experience		X	X	X	X	X
Operations	X	X	X	X
Strategic Planning/Oversight	X	X	X	X	X	X
Technology		X		X	X	X
Real Estate/REIT Industry	X	X		X	X
Academics/Education						X
DEMOGRAPHICS

Race/Ethnicity
African American	X
White/Caucasian		X	X	X	X	X
Gender
Male		X	X		X	X
Female	X			X
LGBTQ+
Yes	X
No		X	X	X	X	X
Board Tenure
Years	3	2	10	6	10	10

Community Healthcare Trust | 2025 PROXY STATEMENT	9

Corporate Governance
BOARD LEADERSHIP STRUCTURE
Our Board of Directors currently consists of the following six directors: Cathrine Cotman, David Dupuy, Alan Gardner, Claire Gulmi, Robert Hensley, and Lawrence Van Horn, each for a term expiring at the 2025 annual meeting. Our Board has affirmatively determined that each of Cathrine Cotman, Alan Gardner, Claire Gulmi, Robert Hensley, and Lawrence Van Horn is an "independent director" as defined under the listing rules of the NYSE, Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Company's Corporate Governance Guidelines.
The Board considered the relationships between our directors and the Company when determining each such person's status as an "independent director" under the listing rules of the NYSE, Rule 10A-3 of the Exchange Act and the Company's Corporate Governance Guidelines, including the relationships listed below under "Certain Relationships and Related Party Transactions." The Board determined that these relationships did not affect such person's status as an "independent director." Furthermore, we are not aware of any family relationships between any director, executive officer or person nominated to become a director or executive officer.
On March 3, 2023, the Board appointed Mr. Gardner to serve as Chairman of the Board. As Chairman of the Board, Mr. Gardner can provide leadership to the Board without perceived conflicts associated with individual and collective interests of management. Mr. Gardner has been a director since 2015, which we believe adds weight to his independent voice and selection as Chairman of the Board. We also believe that having Mr. Gardner continue to lead the Board in an executive session (that is, a meeting of only those directors who are "independent directors" under the listing rules of the NYSE) to discuss matters outside the presence of management is an advantage for the Company.
In general, our Chairman of the Board is responsible for:
•calling and presiding at executive sessions of the independent directors;
•serving as the focal point of communication to the Board of Directors regarding management plans and initiatives;
•ensuring that the management adheres to the Board of Directors' oversight role over management operations;
•providing the medium for informal dialogue with and between independent directors, allowing for free and open communication within that group; and
•serving as the communication conduit for third parties who wish to communicate with our Board of Directors.
In addition to these specific duties, we expect our Chairman of the Board to familiarize himself with the Company and the real estate investment trust and healthcare industries in general. He also is expected to keep abreast of developments in the principles of sound corporate governance. Notwithstanding the foregoing, the Board retains the authority to combine the positions of Chairman of the Board and Chief Executive Officer if it finds that the Board's responsibilities can be better fulfilled with such structure.
THE BOARD’S ROLE IN RISK OVERSIGHT
One of the key functions of our Board of Directors is to provide oversight of our risk management process. Our Board of Directors administers this oversight function directly, with support from its three standing committees—the Audit Committee, the Compensation Committee, and the Environmental, Social, and Governance Committee ("ESG Committee")—each of which addresses risks specific to their respective areas of oversight. In particular, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements and has oversight of the performance of our internal audit function. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our ESG Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct, and also oversees the Company's operational controls and risks regarding ESG matters.

10	Community Healthcare Trust | 2025 PROXY STATEMENT

Each committee meets regularly with management to assist it in identifying all of the risks within such committee's areas of responsibility and in monitoring and, where necessary, taking appropriate action to mitigate the applicable risks. At each Board meeting, the committee chairman of each committee that met prior to such Board meeting provides a report to the full Board on issues related to such committee's risk oversight duties, as applicable. To the extent that any risks reported to the full Board need to be discussed outside the presence of management, the Board meets in executive session to discuss these issues.
We believe the Board's approach to fulfilling its risk oversight responsibilities complements its leadership structure. Our Chairman of the Board reviews whether Board committees are addressing their risk oversight duties in a comprehensive and timely manner. Our Chief Executive Officer is able to assist these committees in fulfilling their duties by (1) requiring that our management team provide these committees with all requested reports and other information as well as with access to our employees and (2) implementing recommendations of the various Board committees to mitigate risk. At the same time, our Chairman of the Board is able to lead an independent review of the risk assessments developed by management and reported to the committees.
Our Board held four meetings during 2024. In 2024, each director attended greater than 75% of all Board and applicable committee meetings. The members who are "independent directors" met in executive session four times during 2024.
We do not have a policy requiring director attendance at our annual stockholder meeting. Messrs. Gardner, Dupuy and Van Horn attended our 2024 annual stockholder meeting.
COMMITTEES OF THE BOARD OF DIRECTORS
Our Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and an ESG Committee. The principal functions of each committee are described below. We currently comply, and we intend to continue to comply, with the listing requirements and other rules and regulations of the NYSE and each of these committees are comprised exclusively of independent directors. Additionally, our Board of Directors may from time to time establish certain other committees to facilitate the management of our Company.
Audit Committee
Our Audit Committee consists of Ms. Cotman, Ms. Gulmi, and Mr. Hensley, all of whom are independent directors, with Mr. Hensley serving as the chairman. Ms. Gulmi and Mr. Hensley each qualify as an "audit committee financial expert" as that term is defined by the applicable SEC regulations and NYSE corporate governance listing standards. Our Board of Directors has determined that each of the Audit Committee members is "financially literate" as that term is defined by the NYSE corporate governance listing standards. We have adopted an Audit Committee Charter, which details the principal functions of the Audit Committee, including oversight related to:
•our accounting and financial reporting processes;
•the integrity of our consolidated financial statements and financial reporting process;
•our system of disclosure controls and procedures and internal control over financial reporting;
•our compliance with financial, legal and regulatory requirements;
•the evaluation of the qualifications, independence and performance of our independent registered public accounting firm;
•reviewing the adequacy of our Audit Committee Charter on an annual basis;
•the performance of our internal audit function; and
•our overall financial risk profile.
The Audit Committee is also responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

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The Audit Committee met four times in 2024. A copy of the charter of our Audit Committee is available on the investor relations webpage of our website, http://investors.chct.reit.
Compensation Committee
Our Compensation Committee consists of Ms. Gulmi, Mr. Hensley, and Mr. Van Horn, all of whom are "independent directors" as defined in NYSE Rule 303A.02, with Ms. Gulmi serving as chairperson. Further, each member of the Compensation Committee is a "non-employee director" as defined in Rule 16b-3 promulgated under the Exchange Act. We have adopted a Compensation Committee Charter, which details the principal functions of the Compensation Committee, including:
•reviewing and recommending to our Board of Directors on an annual basis the corporate goals and objectives relevant to our chief executive officer's compensation, evaluating our chief executive officer's performance in light of such goals and objectives and determining and approving the remuneration of our chief executive officer based on such evaluation;
•reviewing and recommending to our Board of Directors the compensation, if any, of all of our other executive officers;
•evaluating our executive compensation policies and plans;
•assisting management in complying with our proxy statement and annual report disclosure requirements;
•administering our incentive plans;
•reviewing and recommending to our Board of Directors policies with respect to incentive compensation and equity compensation arrangements;
•reviewing the competitiveness of our executive compensation programs and evaluating the effectiveness of our compensation policy and strategy in achieving expected benefits to us;
•evaluating and overseeing risks associated with compensation policies and practices;
•reviewing and recommending to our Board of Directors the terms of any employment agreements, severance arrangements, change in control protections, and any other compensatory arrangements for our executive officers;
•reviewing the adequacy of its Compensation Committee Charter on an annual basis;
•producing a report on executive compensation to be included in our annual proxy statement as required;
•reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors; and
•overseeing the administration of our Policy for the Recovery of Erroneously Awarded Compensation (Clawback Policy).
The Compensation Committee met four times in 2024. A copy of the charter of our Compensation Committee is available on the investor relations webpage of our website, http://investors.chct.reit.
Environmental, Social, and Governance Committee
Our ESG Committee consists of Ms. Cotman and Messrs. Gardner and Van Horn, all of whom are "independent directors" as defined in NYSE Rule 303A.02, with Mr. Van Horn serving as chairman. We have adopted an ESG Committee charter, which details the principal functions of the ESG Committee, including:
•identifying, evaluating and recommending to the full Board of Directors qualified candidates for election as directors and recommending nominees for election as directors at the annual meeting of stockholders;
•developing and recommending to the Board of Directors corporate governance guidelines and implementing and monitoring such guidelines;
•reviewing and making recommendations on matters involving the general operation of the Board of Directors, including Board size and composition, and committee composition and structure;
•evaluating and recommending to the Board of Directors nominees for each committee of the Board of Directors;
•annually facilitating the assessment of the Board of Directors' performance as a whole and of the individual directors, as required by applicable law, regulations and the NYSE corporate governance listing standards;

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•considering nominations by stockholders of candidates for election to our Board of Directors;
•considering and assessing the independence of members of our Board of Directors;
•developing, as appropriate, a set of corporate governance principles, and reviewing and recommending to our Board of Directors any changes to such principles;
•periodically reviewing our policy statements and overseeing and recommending to our Board of Directors for approval the Company's policies regarding ESG matters, including the Company's Corporate Environmental Policy, Human Capital Support & Development Policy, Human Rights Policy, and Environmental/Social/Governance Guidelines;
•reviewing and recommending to our Board of Directors the Company's overall general strategy and initiatives regarding ESG matters;
•overseeing and reviewing the Company's operational controls and risks regarding ESG matters, including ensuring that the employee responsible for leading the Company's environment management system reports directly to our Chief Executive Officer or Board of Directors, and discussing with our Board of Directors and management the steps taken to manage risks associated with ESG matters and their impact on the environment, the community and employees;
•reviewing, assessing, and reporting to our Board of Directors at least annually on the Company's performance and reporting standards regarding ESG matters, including the Company's internal and external communications and disclosures;
•reporting to our Board of Directors on current and emerging topics relating to ESG matters that may affect the business and performance of the Company or are otherwise pertinent to the Company;
•advising our Board of Directors on stockholder proposals and other significant stakeholder concerns relating to ESG matters; and
•reviewing, at least annually, the adequacy of its ESG Committee Charter.
When evaluating director candidates, the ESG Committee's objective is to craft a Board composed of individuals with a broad and diverse mix of backgrounds and experiences and possessing, as a whole, all of the skills and expertise necessary to guide a company like us in the prevailing business environment. The ESG Committee uses the same criteria to assess all candidates for director, regardless of who proposed the candidate. The ESG Committee considers whether the candidate possesses the following qualifications and qualities:
•independence for purposes of the NYSE rules and SEC rules and regulations, and a record of honest and ethical conduct and personal integrity;
•experience in the healthcare, real estate and/or public real estate investment trust industry or in finance, accounting, legal or other professional disciplines;
•ability to represent the interests of all of our stakeholders; and
•ability to devote time to the Board of Directors and to enhance their knowledge of our industry.
Although the ESG Committee and the Board does not have a formal policy specifying how diversity of background and personal experience should be applied in identifying or evaluating director candidates, to help ensure that the Board remains aware of and responsive to the needs and interests of our stockholders, employees and other stakeholders, the ESG Committee and the Board believes identifying highly qualified individuals from diverse backgrounds and experiences is important to the success of the business, in addition to promoting better corporate governance and effective decision-making. When evaluating the current directors and considering the nomination of new directors, the ESG Committee makes an effort to ensure the composition of the Board reflects a broad diversity of experience, profession, expertise, skill, education and background, including gender, racial, ethnic, and/or cultural diversity. The Board and the ESG Committee are committed to ensuring the Board functions effectively and with appropriate diversity and expertise, including women and minorities. Accordingly, as of the date of this proxy statement, 33% of our directors are women or minorities.
The ESG Committee met four times in 2024. A copy of the charter of the ESG Committee is available on the investor relations webpage of our website, http://investors.chct.reit. Our Corporate Governance Guidelines and Code of Ethics and Business Conduct are also available on the investor relations webpage of our website,

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http://investors.chct.reit. If we make any substantive amendment to the Code of Ethics and Business Conduct or grant any waiver, including any implicit waiver, from a provision of the Code of Ethics and Business Conduct to certain executive officers, we are obligated to disclose the nature of such amendment or waiver, the name of the person to whom any waiver was granted, and the date of waiver on our website or in a report on Form 8-K filed with the SEC. Since the Company's inception, there have been no such waivers. On October 28, 2021, in connection with its periodic review of the Code of Ethics and Business Conduct, our Board of Directors amended the Code of Ethics and Business Conduct. The amendments include, among other things, clarification that the Company's chief financial officer shall serve as its chief compliance officer, the addition of guidelines on anti-bribery, anti-corruption, gifts, entertainment and suppliers, updated committee names and updated public disclosure guidelines for internal monitoring, whistleblower or reporting systems. Further, in 2022 and going forward, the ESG Committee proposed, and the Board adopted, a requirement that the approval of our majority of stockholders is required in order for the Company to materially modify our capital structure.
In addition, we have adopted a number of ESG policies including (i) ESG Guidelines to guide our sustainability efforts and monitor our performance; (ii) a Corporate Environmental Policy, which sets forth our commitment to implementing environmentally sustainable best practices for our own operations, and to assist our tenants in their efforts to address their environmental concerns; (iii) a Human Capital Support and Development Policy, which sets forth our commitment to invest significant time and resources in supporting and developing our employees; and (iv) a Human Rights Policy, which sets forth our commitment to the protection and advancement of human rights and to ensuring that all members of our team function with integrity. These policies are available on the investor relations webpage of our website, http://investors.chct.reit.
We have adopted an Environmental Management System (“EMS”) as the framework to drive value and results through improved ESG performance. The EMS, among other things, provides specific targets for reduction in GHG emissions, water consumption, and utility usage along with various policies that support sustainable building construction, management, and waste. Currently, we are tracking these data for that portion of our portfolio in which we have operational control and disclosing through GRESB. Our policy is in general alignment with UN Sustainability Goals and with the International Organization for Standardization (“ISO”) 14001 and 50001 standards that follows the “Plan-Do-Check-Act” model. In addition, our buildings’ energy information is monitored through the ENERGY STAR Portfolio Manager, where energy and water usage data is tracked on a monthly basis. We intend to report 2024 data in a forthcoming corporate sustainability report that will provide details on our progress related to our ESG goals.
The current members of the Board propose nominees for election to the Board. In addition, the ESG Committee will also consider candidates that stockholders and others recommend. Stockholder recommendations should be addressed to: William G. Monroe IV, Corporate Secretary, 3326 Aspen Grove Drive, Suite 150, Franklin, Tennessee 37067. Your recommendations must be submitted to us no earlier than October 14, 2025, nor later than 5:00 p.m., Eastern Time, on November 13, 2025, for consideration as a possible nominee for election to the Board at our 2026 annual meeting.
On November 2, 2020, the Board adopted certain amendments to the Company's Bylaws which altered the procedures by which a stockholder may nominate persons to the Board of Directors. The Board adopted an amendment to Article II, Section 12 of its Bylaws to allow proxy access for director nominations for a stockholder, or a group of no more than twenty stockholders, that holds at least 3% of the Company's stock, and have held such stock for at least three years.
The Board has not adopted a formal procedure that you must follow to send communications to it, but it does have informal procedures, described below, which it believes adequately facilitate stockholder and other interested party communications with the Board. Stockholders and other interested parties can send communications to the Board by contacting William G. Monroe IV, our Corporate Secretary, in one of the following ways:
•By writing to Community Healthcare Trust Incorporated,
3326 Aspen Grove Drive, Suite 150, Franklin, Tennessee, 37067
Attention: Corporate Secretary;
•By e-mail to investorrelations@chct.reit; or
•By phone at 615-771-3052.

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If you request information or ask questions that can be more efficiently addressed by management, Mr. Monroe will respond to your questions instead of the Board. He will forward to the Audit Committee any communication concerning employee fraud or accounting matters and will forward to the full Board any communication relating to corporate governance or those requiring action by the Board of Directors. A stockholder or interested party may communicate directly with Mr. Gardner, our Chairman of the Board, by sending a confidential letter addressed to his attention at 3326 Aspen Grove Drive, Suite 150, Franklin, Tennessee, 37067.
SECURITIES TRADING POLICY
We maintain a securities trading policy (the "Securities Trading Policy") governing the purchase, sale and other dispositions of our securities by our directors, officers, and employees, as well as certain contractors and outside advisors. We believe our Securities Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, as well as the NYSE listing standards applicable to us. Our Securities Trading Policy prohibits trading while in possession of material nonpublic information. It also provides for “black-out periods” during which certain individuals are prohibited from transacting in our securities, as well as pre-clearance procedures for certain individuals, including all executive officers and directors, before engaging in certain transactions. A copy of our Securities Trading Policy was filed as Exhibit 19 to our Annual Report on Form 10-K for the year ended December 31, 2024.

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DIRECTOR COMPENSATION
The Compensation Committee recommends the compensation for our non-employee directors; our full Board approves or modifies the recommendation. Any modifications are implemented after the annual meeting. Directors who are also employees, currently only Mr. Dupuy, receive no additional compensation for their service as a director, but are reimbursed for any direct board related expenses. Annual compensation of non-employee directors may be a combination of cash and restricted stock at levels set by the Compensation Committee.
The Company expects to meet every three years with a compensation consultant to discuss director compensation trends. The consultant may also attend Compensation Committee meetings periodically. The Compensation Committee retained Ferguson Partners Consulting ("FPC") as its independent compensation consultant in 2023 to advise it regarding market trends and practices in director compensation and with respect to specific compensation decisions. FPC provided a report to the Compensation Committee in 2023 and discussed the report with the chair of the committee. FPC received a fee of $20,000 for its compensation consulting services provided to the Compensation Committee in 2023 with respect to director compensation.
Cash Compensation
Each non-employee director receives an annual retainer, and chairpersons of our board committees and the Chairman of the Board receive additional annual retainers. The annual retainers are payable after each annual meeting of our stockholders. Director compensation may be adjusted by the Compensation Committee based on an evaluation of director compensation at peer companies. In March 2024, the Compensation Committee approved an increase in the annual cash retainer from $50,000 to $65,000 per year, beginning with the retainer earned at the 2024 annual meeting. Additionally, the chairs of the Audit Committee, the Compensation Committee and the ESG Committee and the Board Chairman receive additional annual retainers. These annual cash retainers were unchanged from the prior amounts. The Audit Committee Chair remains at $20,000, the Compensation Committee Chair and ESG Committee Chair each remained at $17,500, and the Board Chairman annual cash retainer remained the same as set in 2023 at $100,000.
Each year, non-employee directors may elect to acquire shares of restricted stock with all or a portion of each of their retainers. These shares are issued 10 business days following the date of our annual meeting of stockholders. The number of shares of restricted stock to be acquired is determined by dividing the total amount of annual retainer the director elected to use to acquire shares by the average price of shares of common stock for the immediately preceding 10 trading days. Pursuant to the Company's Alignment of Interest Program, as amended, each director who makes an election to acquire shares of restricted stock with all or a portion of their retainers will be awarded additional shares, at no additional cost to the director, according to the following multiples:

DURATION OF RESTRICTION PERIOD	Restriction Multiple

1 year	0.2x
2 years	0.4x
3 years	0.6x
Accordingly, for example, if a non-employee director elects to acquire shares of restricted stock in lieu of cash compensation that is equivalent in value to 1,000 shares of common stock and the director elected a three-year restriction period for such restricted stock, the non-employee director would receive the 1,000 shares of restricted stock plus an award of 600 shares of restricted common stock for electing to subject his or her restricted stock to a three-year restriction period, resulting in a total receipt of 1,600 shares of restricted stock, all of which would be subject to a three-year cliff vesting schedule whereby no shares vest until the third anniversary of the date of grant, at which time 100% of the shares of restricted stock will vest.
The restriction period subjects the shares purchased by the director and the additional shares awarded by the Company to the risk of forfeiture in the event that a director voluntarily resigns or is removed by the stockholders prior to the vesting of these shares. All unvested shares will be forfeited if such non-employee director voluntarily resigns or is removed by the stockholders for any reason prior to vesting. During the restriction periods described above, the restricted shares may not be sold, assigned, pledged, or otherwise transferred. Subject to the risk of forfeiture and transfer restrictions, non-employee directors have all rights as stockholders with respect to restricted shares, including the right to vote and receive dividends or other distributions on such shares.

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Stock Awards
Each non-employee director is also awarded an annual grant of shares of restricted stock. Our goal is to have a minimum of 60% to 75% of the aggregate total compensation for our non-employee directors paid in the form of restricted stock having a restriction period of up to three years. Directors are not entitled to receive additional shares through a restriction multiple for these awards.
In March 2024, the Compensation Committee approved an increase in the annual equity award, whereby, beginning with the 2024 annual meeting, each non-employee director will receive an annual equity award of restricted stock with an aggregate market value of $110,000 at the conclusion of each annual stockholders' meeting, an increase from $100,000 approved in 2020. These shares are subject to a three-year cliff vesting schedule whereby no shares vest until the third anniversary of the date of grant, at which time 100% of the shares of restricted stock will vest. During the restriction period described above, the restricted shares may not be sold, assigned, pledged, or otherwise transferred. Additionally, such non-employee director must forfeit such equity award if the non-employee director voluntarily resigns or is removed for any reason during the three-year restriction period. Subject to the risk of forfeiture and transfer restrictions, non-employee directors have all rights as stockholders with respect to restricted shares, including the right to vote and receive dividends or other distributions on such shares.
2024 DIRECTOR COMPENSATION
The following table sets forth compensation paid during 2024 to each of our non-employee directors:

	Fees Earned or Paid
NAME(1)	Fees Paid in Cash ($)	Fees Paid in Stock(2) ($)	Stock Awards(3) ($)	All Other Compensation ($)	Total ($)

Alan Gardner	82,500	82,500	158,305	—	323,305
Claire Gulmi	—	82,500	158,305	—	240,805
Robert Hensley	20,000	65,000	148,051	—	233,051
Lawrence Van Horn	—	82,500	158,305	—	240,805
Cathrine Cotman	—	65,000	148,051	—	213,051
(1)Mr. Dupuy was also a director during 2024 and was also full-time employee during the year whose compensation is discussed below under the section titled "Summary Compensation Table." Mr. Dupuy received no additional compensation for service as a director.
(2)This column represents non-employee director annual retainer and additional annual retainer amounts, approximately 79% of which was paid in shares of our restricted common stock in lieu of cash. All of the shares are subject to a three-year cliff vesting schedule whereby no shares vest until the third anniversary of the date of grant, at which time 100% of the shares of restricted stock will vest, subject to the director's continuing service as a director of the Company.
(3)Represents the grant date fair value computed in accordance with FASB ASC Topic 718 of awards of restricted stock to the non-employee directors under the 2024 Incentive Plan, or the 2024 Director Awards. The dollar value of the 2024 Director Awards was based upon the grant date price of our common stock, which was $24.92 on May 2, 2024. This column also includes the amount of the grant date value of the shares received in accordance with restriction multiples with respect to the deferral of director retainer amounts based on the price of our common stock of $24.05 on the determination date, May 16, 2024. All of the shares are subject to a three-year cliff vesting schedule whereby no shares vest until the third anniversary of the date of grant, at which time 100% of the shares of restricted stock will vest, subject to the director's continuing service as a director of the Company.
We also reimburse our directors for expenses they incur in connection with their service on our Board, such as director education, travel and lodging expenses.

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Compensation Discussion and Analysis
This Compensation Discussion and Analysis describes the material elements of the Company's named executive officer compensation program and analyzes the compensation decisions made for our executive officers included in the Summary Compensation Table beginning on page 34 (the "named executive officers" or "NEOs").
2024 NAMED EXECUTIVE OFFICERS
Our named executive officers for 2024 were:

David H. Dupuy Chief Executive Officer and President Age: 56	Because he is also a member of our Board, information on Mr. Dupuy appeared previously under Proposal 1—Election of Directors beginning on page 4.

William G. Monroe IV Chief Financial Officer and Executive Vice President Age: 46
Mr. Monroe has served as our Executive Vice President and Chief Financial Officer since June 2023. Previously Mr. Monroe served as Managing Director of the Healthcare Investment Banking Group at Truist Securities, Inc. in Atlanta. Mr. Monroe was responsible for buy- and sell-side advisory services as well as debt and equity capital markets origination for healthcare services segments including acute hospital, post-acute, alternate site, and healthcare REITs. He joined Truist Securities, Inc. as a Vice President in 2011 via its predecessor firm SunTrust Robinson Humphrey, Inc. Mr. Monroe began his investment banking career at J.P. Morgan Securities LLC in New York where he was an Associate in the Syndicated & Leveraged Finance Group from 2006 to 2009 with responsibilities for structuring and executing pro rata bank, leveraged loan, and high yield bond transactions. Other positions Mr. Monroe has held include Vice President of Private Equity Placement at Fortress Group, Inc. from 2010 to 2011, and prior to business school Commercial Banking Associate at SunTrust Bank from 2003 to 2004 and Consulting Analyst at Accenture from 2000 to 2003.
Mr. Monroe holds a Bachelor of Science from Davidson College and a Master of Business Administration from the Tuck School of Business at Dartmouth.

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Leigh Ann Stach Chief Accounting Officer and Executive Vice President Age: 58
Ms. Stach has served as our Chief Accounting Officer since the formation of our company in March 2014 and as Executive Vice President since May 2019. Prior to her appointment as Executive Vice President in May 2020, Ms. Stach served as our Vice President—Financial Reporting, and Chief Accounting Officer. From 2005 to 2013, Ms. Stach served as Vice President—Financial Reporting at Healthcare Realty ("HR") where she had responsibility for financial reporting and coordinating due diligence materials for debt and equity offerings. In addition, she brought EDGAR and XBRL filings in-house and provided oversight of HR's compliance function and internal audit. Prior to that, from 1997 to 2005, Ms. Stach served as Vice President—Controller at HR. From 1994 to 1997, Ms. Stach served as Assistant Controller at HR. Prior to HR, from 1991 to 1994, Ms. Stach was a senior accountant—financial reporting at Hospital Corporation of America ("HCA"). She began her career with HCA in 1988 as an internal auditor.
Ms. Stach holds a Bachelor of Science in Accounting from Western Kentucky University and is a licensed CPA.

Timothy L. Meyer Executive Vice President - Asset Management Age: 49
Mr. Meyer has served as Executive Vice President-Asset Management since October 2021. Prior to his appointment as Executive Vice President, Mr. Meyer served as our Senior Vice President-Asset Management since July 2019. From 2018 to 2019, Mr. Meyer served as Senior Vice President, Field Services and from 2014 to 2018 served as Vice President, Field Services at Altisource Portfolio Services where he had responsibility for product management, client performance and relationship management, business development and sales, product and brand strategy, and performance oversight of operations and client controls and reporting. Prior to that, from 2013 to 2014, Mr. Meyer served as Counsel at Nelson Mullins Riley & Scarborough LLP where he provided legal counsel in the areas of real estate, mergers and acquisitions, and corporate and loan transactions. Prior to that, from 2007 to 2013, Mr. Meyer served as Counsel at Welltower, where he served as lead counsel for Welltower's Medical Facilities Group. Prior to that, from 2006 to 2007, Mr. Meyer served as an Associate at Stites & Harbison PLLC and from 2003 to 2006 as Associate Counsel at Windrose Medical Properties Trust.
Mr. Meyer holds a Bachelor of Arts in Economics from University of Illinois at Urbana-Champaign, and MBA and JD degrees from Vanderbilt University.

Because only four individuals served as our executive officers (as defined in Exchange Act Rule 3b-7) at any time during 2024, we have only four named executive officers for 2024.

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2024 HIGHLIGHTS
During 2024, our named executive officers were able to grow the portfolio and dividend while maintaining modest leverage levels, building upon operating and financial performance achieved since our initial public offering in May 2015.
Our operating and financial performance highlights in 2024 included:
•Acquiring nine (9) real estate properties for an aggregate purchase price of approximately $72.1 million with estimated yields ranging from 9.10% to 9.75%. These properties were approximately 99.3% leased with lease expirations through 2039;
•Growing total revenues to $115.8 million in 2024, a 2.6% increase over the prior year;
•Our net loss of $3.2 million, or $0.23 loss per diluted share included the $11.0 million credit loss reserve related to the geriatric inpatient behavioral hospital operator discussed below, while FFO, which added back the $11.0 million credit loss reserve, was $1.91 per diluted share. We also achieved AFFO per diluted share of $2.21 in 2024;
•Achieving net operating income ("NOI") of $93.0 million in 2024;
•Paying dividends in 2024 totaling $1.845 per share, a 2.2% increase from the prior year and 38 consecutive quarters of dividend growth since our IPO, with a payout ratio of 83%;
•Maintaining low leverage levels with a debt-to-total capitalization ratio (debt plus stockholders' equity plus accumulated depreciation) of approximately 40.3%; and
•Successfully refinancing the Company's revolving credit facility to an upsized $400 million 5-year facility.

2.6% Revenue growth year-over-year	Acquiring nine (9) real estate properties for an aggregate purchase price of approximately $72.1 million with estimate yields ranging from 9.10% to 9.75%	Upsized $400 million Revolving Credit Facility	Maintaining low leverage levels with a debt-to-total capitalization ratio (debt plus stockholders’ equity plus accumulated depreciation) of approximately 40.3%.

38 consecutive quarters of dividend growth

AFFO $2.21 per diluted share

Maintained relatively low 83% dividend payout ratio to AFFO
Reconciliations of FFO, AFFO, and NOI are provided in Appendix A beginning on page 56 of this proxy statement.
Also in 2024, our third-largest tenant, a geriatric inpatient behavioral hospital operator, was unable to make regular rent and interest payments resulting in a credit loss reserve of $11.0 million and placing the tenant on cash basis accounting treatment. CHCT has six leases with this tenant representing a total of approximately 79,000 square feet. We are working diligently with this tenant and their consultants to help them resolve operating issues to resume consistent rent and interest payments.

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Despite the headwinds associated with this tenant issue, the team worked diligently throughout the year; however, both the Board of Directors and the NEOs recognize that our shareholder performance was a departure from prior years' longer-term outperformance, and as a result, the Compensation Committee made a number of meaningful actions to further align pay and performance as outlined below.

Alignment of Pay and Performance	✓	Not awarding NEOs any 2024 long-term incentive awards

	✓	Not increasing NEO base salaries for 2025

	✓	Reducing CEO 2025 annual incentive reward target level opportunity from 125% to 100%

	✓	Reducing CEO 2025 long-term equity incentive target level opportunity from 150% to 125%

✓
NEO restricted stock and restricted stock units ("RSUs") lost significant value during 2024, including:
•Compensation actually paid to NEOs in 2024 was $3.4 million less than the amount shown in the summary compensation table given each NEO has elected to receive restricted stock in lieu of a significant portion of their cash compensation
•NEO long-term incentive award performance-based RSUs ending June 30, 2026 are currently tracking at Below Threshold which would result in a $0 payout based on performance through December 31, 2024

COMPREHENSIVE COMPENSATION POLICY
We believe that the compensation of our executive officers aligns their interests with those of the stockholders in a way that encourages prudent decision-making, links compensation to our overall performance, provides a competitive level of total compensation necessary to attract and retain talented and experienced executive officers and motivates the executive officers to contribute to our success.
All of our executive officers are eligible to receive performance-based compensation under the 2024 Incentive Plan and the corresponding Alignment of Interest Program, as amended, and the Executive Officer Incentive Program, as amended.
Our Compensation Committee determines the restrictions for each award granted pursuant to the 2024 Incentive Plan. Restrictions on the restricted stock and restricted stock units may include time-based restrictions, the achievement of specific performance goals, or the occurrence of a specific event. Vesting of restricted stock will generally be subject to cliff vesting periods ranging from three to eight years and will be conditioned upon the participant's continued employment, among other restrictions that may apply.
Generally, if the performance goals are not achieved or the time-based restrictions do not lapse within the time period provided in the award agreement, the participant will forfeit his or her unvested restricted stock.

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COMPENSATION METHODOLOGY
Compensation Committee's Governance
The Board established the Compensation Committee to carry out the Board's responsibilities to administer our compensation programs. The Compensation Committee has the final decision-making authority for the compensation of our executive officers. The Compensation Committee operates under a written charter adopted by the Compensation Committee and approved by the Board. The charter is available in the investor relations section of our website (http://investors.chct.reit).
Our Compensation Committee has independent authority to engage outside consultants and obtain input from external advisers as well as our management team or other employees. In 2024, the Compensation Committee retained Ferguson Partners Consulting ("FPC") as its independent compensation consultant to advise it regarding market trends and practices in executive compensation.
Our Chief Executive Officer may attend Compensation Committee meetings (except for executive sessions where his compensation is discussed) as requested by the Compensation Committee. No executive officer is in attendance when his or her compensation is considered. Our Chief Executive Officer may provide recommendations with respect to compensation for the executive officers other than himself. The Compensation Committee considers these recommendations, but may approve, reject or adjust them as it deems appropriate.
Compensation Risk Assessment
The Compensation Committee believes its compensation policies and practices do not promote excessive risk-taking and are not likely to have a material adverse effect on the Company. In particular, the Compensation Committee believes that the following factors mitigate excessive risk-taking by the named executive officers:
•The use of restricted stock, with long vesting periods during which the stock cannot be sold, margined, pledged or otherwise hypothecated, provides an incentive to the named executive officers to make decisions that contribute to long-term growth of the Company, the stability of Net Operating Income ("NOI"), and the delivery of dividends to stockholders.
•The maximum potential cash and stock incentive payments are designed at levels such that total compensation would remain comparable within the peer group.
•The Compensation Committee retains broad discretionary authority to adjust annual awards and payments, which further mitigates risks associated with the Company's compensation plans and policies.
Peer Group
For 2024, the Compensation Committee used the companies listed below as the peer group, which the Compensation Committee believes provides for the most closely comparable companies with respect to market capitalization and appropriate pay levels. In determining our peer group, all publicly-traded equity REITs are sorted by market capitalization. Additional criteria used can include industry segment, asset base, externally/internally managed and years of operating history. The Compensation Committee, based on FPC's recommendations, makes discretionary adjustments to included or excluded companies in the peer group to capture the Company's closest competitors and to adjust for events such as mergers that might occur during the period.

BRT Apartments Corp.	Easterly Government Properties, Inc.	One Liberty Properties, Inc.
CareTrust REIT, Inc.	Global Medical REIT Inc.	Plymouth Industrial REIT, Inc.
Chatham Lodging Trust	LTC Properties, Inc.	Postal Realty Trust, Inc.
City Office REIT, Inc.	National Health Investors, Inc.	Sila Realty Trust, Inc.
CTO Realty Growth, Inc.	NETSTREIT Corp.	UMH Properties, Inc.
The Compensation Committee determines the peer group each year and compares the compensation of the peer group for the year preceding the applicable year.

22	Community Healthcare Trust | 2025 PROXY STATEMENT

2024 SAY-ON-PAY VOTE AND SUMMARY OF JANUARY 2024 CHANGES TO THE COMPENSATION PROGRAM
We provide our stockholders with the opportunity to vote annually on the advisory approval of our NEO compensation. This proposal, commonly known as a "say-on-pay" proposal, gives stockholders the opportunity to express views on the Company's executive compensation for its NEOs. At our May 2024 annual meeting, approximately 92% of votes cast were voted in favor or our say-on-pay proposal, which we believe provided strong support of the Company's executive compensation program, including the significant changes made by the Compensation Committee in January 2024.
HISTORICAL SAY-ON-PAY SUPPORT

After careful consideration
of shareholder feedback during the summer & fall
of 2023, and with FPC’s assistance, the Compensation Committee adopted a new NEO compensation program

As a reminder of the actions taken prior to the 2024 say-on-pay vote, the Compensation Committee carefully considered stockholder feedback from both the 2023 say-on-pay proposal and during discussions in the summer/fall of 2023, FPC's 2023 recommendations, as well as the 2023 analysis of proxy advisory firms. This led to the Compensation Committee adopting in January 2024 a new NEO compensation program to be responsive to the above parties and designed in the best interest of the Company and its stockholders. A summary of the January 2024 changes to the compensation program are included again in this year's proxy below.

FEEDBACK WE RECEIVED IN 2023		CHANGES WE MADE IN JANUARY 2024

Named executive officers’ election to acquire restricted stock in lieu of cash salary and cash annual incentive rewards provides a strong alignment with stockholders and investors recognize and appreciate the 8-year cliff vesting as a significant retention tool that far surpasses market practices, but when including the amount of restricted stock awarded, total compensation increases significantly
è
Reduced the maximum amount of cash compensation eligible to acquire restricted stock from 100% to 50% and also reduced the available eligible vesting period(s), and therefore restriction multiple(s), based on the named executive officer’s retirement eligibility date (e.g. if retirement eligibility is in two years, named executive officer may not select vesting schedule of five-years (0.5x restriction multiple) or eight-years (1.0x restriction multiple))
Date Effective: January 1, 2024 for salary elections; July 1, 2024 for annual incentive reward elections to align with the start of the next annual incentive performance period which is measured from July 1 to the following June 30 each year

Community Healthcare Trust | 2025 PROXY STATEMENT	23

FEEDBACK WE RECEIVED IN 2023		CHANGES WE MADE IN JANUARY 2024

Annual incentive rewards should be based on more specific company metrics with appropriate weightings and goals though still allowing a portion to distinguish individual performance that may not be entirely quantifiable
è
Increased the percentage of the annual incentive metrics tied to objective, company metrics to 70% (up from 50%)
The annual incentive reward for each named executive officer is based (i) 70% on three specific company performance metrics set by the Compensation Committee each year with payout amounts subject to threshold, target, and maximum levels, and (ii) 30% on individual performance (a decrease from 50% for individual performance previously)
Date Effective: July 1, 2024 to align with the start of the next annual incentive performance period which is measured from July 1 to the following June 30 each year

Long-term equity incentive awards are based on backward-looking performance periods instead of the market standard of forward-looking performance periods; investors support continued use of relative TSR as a primary metric to align with shareholders
è
New, forward-looking long-term incentive program with three-year goals
The three-year forward-looking awards for each named executive officer are based (i) 65% on performance-based restricted stock units (“RSUs”) set by the Compensation Committee each year with payout amounts subject to threshold, target, and maximum levels, and (ii) 35% on time-based RSUs
Date Effective: January 1, 2024 with the first forward-looking performance period ending June 30, 2026

MATERIAL COMPONENTS OF COMPENSATION
Elements of Pay
In 2024, the Company's compensation program for its NEOs consisted of the following key elements:
•Base salaries;
•Annual incentive rewards;
•Elective acquisition of restricted shares with corresponding restricted share grants, allowing named executive officers to increase their ownership portion in the Company;
•Long-term equity incentive awards; and
•Perquisites and retirement benefits.

24	Community Healthcare Trust | 2025 PROXY STATEMENT

Compensation Program Highlights	✓	Majority (70%) of annual incentive rewards are based on the achievement of specific company performance goals

	✓	Majority of equity granted is forward-looking, performance-based RSUs (65% of program)

	✓	Long-term performance is based 100% on relative and absolute TSR goals, aligning compensation with shareholder interests

	✓	Relative TSR goals target above the median at the 55th percentile

	✓	Ability to elect to receive 50% of base salary and annual incentive rewards in equity

COMPENSATION TYPE		Pay Element	Executive Compensation Plan Design

Fixed Pay	Cash Compensation	Base Salary	•Base salaries are as follows: Mr. Dupuy—$666,668; Mr. Monroe—$494,400; Ms. Stach—$459,600; and Mr. Meyer—$349,766

At Risk		Annual Incentive Rewards
•Eligibility will be based on the following: (i) AFFO per share (30% weighting); (ii) Dividend payout coverage (20% weighting); (iii) Debt to total capitalization (20% weighting); and (iv) Individual performance (30% weighting)
•Bonus targets (as a percentage of base salary) are as follows: Mr. Dupuy—100%; Mr. Monroe—100%; Ms. Stach—100%; and Mr. Meyer—100%

	Equity Compensation	Long-Term Equity Incentive Awards
•65% of the award will be in the form of performance-based restricted stock units (“RSUs”) and 35% in time-based RSUs
•Performance component will be based on 3-year relative TSR performance as measured against select peer companies (35% weighting) and 3-year absolute TSR performance (30% weighting)
•3-year Time-based awards (35% weighting) have a vesting schedule of one-third of the RSUs awarded on each June 30 over the three year service period
•Long-term equity incentive award targets (as a percentage of base salary) are as follows: Mr. Dupuy—125%; Mr. Monroe—125%; Ms. Stach—125%; and Mr. Meyer—110%

Elective Deferral Awards
•Allows the named executive officers to elect to acquire restricted stock in lieu of compensation that would otherwise be payable in cash for up to 50% of their annual base salary and up to 50% of their 2024 annual incentive reward for the annual incentive reward performance period beginning July 1, 2024
•Each named executive officer who makes this election will receive an award of restricted stock based on their choice of restriction period and subject to the amount of time until their Retirement Eligibility date in their Employment Agreement

Community Healthcare Trust | 2025 PROXY STATEMENT	25

BASE SALARY
For 2024, the Compensation Committee approved an increase of 3% to the 2023 base salaries for its named executive officers based on peer company benchmarking. The annual base salaries of our named executive officers for 2024, before any elective deferral of cash for restricted stock, are set forth below:

NAMED EXECUTIVE OFFICER	2024 Base Salary ($)

David H. Dupuy	666,668
William G. Monroe IV	494,400
Leigh Ann Stach	459,600
Timothy L. Meyer	349,766
Note that for 2025, the Compensation Committee did not approve an increase to the 2024 base salaries given the Company's relative performance and to further align NEO compensation with the interests of stockholders.

NAMED EXECUTIVE OFFICER	2025 Base Salary Increase (%)	2025 Base Salary ($)

David H. Dupuy	—	666,668
William G. Monroe IV	—	494,400
Leigh Ann Stach	—	459,600
Timothy L. Meyer	—	349,766
ANNUAL INCENTIVE REWARDS
2023-2024 Annual Incentive Rewards Ending June 30, 2024
The Company maintained an annual incentive reward performance period from July 1 through the following June 30 each year. Because the July 1, 2023 through June 30, 2024 annual incentive reward performance period was already in process at the time of the Board and Compensation Committee’s approval of the new NEO compensation program on January 2, 2024, no changes were made to the annual incentive rewards earned on June 30, 2024. As a reminder of the prior annual incentive rewards program, under the 2014 Incentive Plan, the Alignment of Interest Program, as amended, and the Executive Officer Incentive Program, as amended, the Compensation Committee granted awards of cash, stock, or a combination of both based on each NEO’s individual performance (individual performance awards) and based on Company performance targets (company performance awards).
In 2024, the Compensation Committee approved the payment of cash individual performance awards to the NEOs in the aggregate of approximately $492,609. The metrics used to measure individual performance included (i) business development activities; (ii) leasing activities; (iii) employee satisfaction and turnover; (iv) timely and accurate financial statement preparation and filing; (v) investor relations activities; (vi) capital markets activities; and (vi) environmental, social and governance (ESG) policy management. The NEOs each elected to acquire restricted shares of common stock in lieu of the cash bonuses, which based on their elections are subject to an eight-year cliff vesting schedule. Based on the eight-year restriction period elected, the executive officers acquired an aggregate of 21,672 shares of restricted stock in lieu of their cash bonuses and were granted 21,672 additional shares based on the restriction period elected.

26	Community Healthcare Trust | 2025 PROXY STATEMENT

Consistent with prior years, executive officers were eligible to receive company performance awards in a range from 0% to 150% of executive salary based on decreasing calculated targeted dividend payout ratios moving from 95% to 80%. The metrics used by the Compensation Committee to determine the company performance award in 2024 was based on the $2.36 per share of AFFO and targeted dividend per share of $1.90 for the trailing four quarters ended June 30, 2024, resulting in an 80% dividend payout coverage for the targeted dividend. The coverage ratio of 80% resulted in a company performance award percentage of 150%. Since the company performance award targets 50% of each executive officer's base pay, the company performance award resulted in a 75% of base salary bonus payment. Based on attainment of these metrics, in 2024 the Compensation Committee approved the payment of cash company performance awards to the NEOs in the aggregate of approximately $1,477,826. The NEOs each elected to acquire restricted shares of common stock in lieu of the cash bonuses, which based on their elections are subject to an eight-year cliff vesting schedule. Based on the eight-year restriction period elected, the executive officers acquired an aggregate of 65,017 shares of restricted stock in lieu of their cash bonuses and were granted 65,017 additional shares based on the restriction period elected.
2024-2025 Annual Incentive Rewards Beginning July 1, 2024
Beginning July 1, 2024 the NEOs’ annual incentive reward target compensation are calculated 70% upon the achievement of company performance goals and 30% upon the assessment of individual performance goals. The company performance goals are based on the following metrics:

WEIGHTING	Company Performance Metric	Rationale

30%	AFFO per share	Promotes a key driver of growth
20%	Dividend payout coverage	Measures the security of a growing dividend
20%	Debt to total capitalization	Reflects the importance of a conservative balance sheet
The Compensation Committee will set a threshold level, target level and maximum level for each company performance metric corresponding to a payout ratio of 50%, 100%, and 150%, respectively with the payout ratio determined using straight line linear interpolation, although performance below the threshold level will result in 0% payout. The individual performance goals shall be based on a subjective assessment of individual performance goals established at the beginning of each year to reward and retain the named executive officer based on their individual efforts and skill sets with a payout ratio ranging from 0% to 150% of target.
Finally, the Compensation Committee has set the following target-level annual incentive reward opportunities for each named executive officer:

NAMED EXECUTIVE OFFICER	2024-2025 Annual Incentive Reward Target-Level Opportunity

David H. Dupuy	100% of Base Salary
William G. Monroe IV	100% of Base Salary
Leigh Ann Stach	100% of Base Salary
Timothy L. Meyer	100% of Base Salary

Community Healthcare Trust | 2025 PROXY STATEMENT	27

Interim Performance Results for 2024-2025 Annual Incentive Rewards as of December 31, 2024
Given the Company maintains an annual incentive reward performance period from July 1 through the following June 30 each year, the 2024-2025 annual incentive reward performance period will not be complete until June 30, 2025. The below chart provides a status update on how Company results are tracking for the annual incentive reward company performance metrics from July 1, 2024 through December 31, 2024 only as a reference. Final results will be calculated and determined by the Compensation Committee after June 30, 2025 results are available.

WEIGHTING	COMPANY PERFORMANCE METRIC	THRESHOLD	TARGET	MAXIMUM

AFFO per share

Dividend payout coverage

Debt to total capitalization

Status: In Progress (Tracking 10-15% Above Target)

Status: In Progress (Tracking 15-20% Above Target)

Status: In Progress (Tracking 15-20% Below Target)

ELECTIVE DEFERRAL AWARDS
To maintain strong alignment between named executive officer and stockholder interests, the Company’s Alignment of Interest Program, as amended, allows the named executive officers to elect to acquire restricted stock in lieu of compensation that would otherwise be payable in cash for up to 50% of their 2024 annual base salary and up to 50% of their 2024 annual incentive reward for the annual incentive reward performance period beginning July 1, 2024. Each named executive officer who makes this election will receive an award of restricted stock based on their choice of restriction period with the corresponding restriction multiple, according to the following multiple-based formula and subject to the amount of time until their Retirement Eligibility date in their Employment Agreement.

Time until Retirement Eligibility	Duration of Restriction Period	Restriction Multiple

3 years or less	3 years	0.3x
Greater than 3 years (1)	5 years	0.5x
Greater than 5 years (2)	8 years	1.0x
(1)The named executive officer may also choose the 3-year restriction period.
(2)The named executive officer may also choose the 3-year or 5-year restriction periods.
The restriction period subjects the shares acquired by the named executive officer and the additional shares awarded by the Company to market risk and the risk of forfeiture in the event that the named executive officer voluntarily terminates employment or is terminated for cause from employment with the Company prior to the vesting of the shares.

28	Community Healthcare Trust | 2025 PROXY STATEMENT

LONG-TERM EQUITY INCENTIVE AWARDS
The named executive officers’ long-term equity incentive award target compensation consists of 65% performance-based restricted stock units (“RSUs”) and 35% time-based RSUs. The performance-based RSUs will be based on the following performance:

65%	3-Year Performance Based RSUs	35% Relative TSR vs. Peer Group
		RESULTS	HURDLES
		Threshold (50%)	25th Percentile
		Target (100%)	55th Percentile
		Maximum (200%)	80th Percentile

30% Absolute TSR
		RESULTS	HURDLES
		Threshold (50%)	4% Annualized
		Target (100%)	8% Annualized
		Maximum (200%)	12% Annualized

IF EARNED, CLIFF VEST AT THE END OF THE PERFORMANCE PERIOD

35%	3-Year Time-Based RSUs	ONE-THIRD OF THE RSUs AWARDED VEST ON EACH JUNE 30 OVER THE THREE-YEAR SERVICE PERIOD

The Compensation Committee has set the above threshold level, target level and maximum level for each performance-based RSU corresponding to a payout ratio of 50%, 100%, and 200%, respectively with the payout ratio determined using straight line linear interpolation, although performance below the threshold level will result in 0% payout. The performance-based RSUs’ three-year performance period is forward-looking and upon the end date the Compensation Committee will review the actual performance and the RSUs will vest accordingly. The Peer Group Companies for determining the Relative Total Shareholder Return performance are Global Medical REIT Inc. - NYSE: GMRE, Healthcare Realty Trust Incorporated - NYSE: HR, Healthpeak Properties Inc. - NYSE: DOC, Medical Properties Trust - NYSE: MPW, and Universal Health Realty Income Trust - NYSE: UHT subject to the Performance-Based Restricted Stock Unit Agreement. The Absolute Total Shareholder Return performance is calculated using the compounded annual growth rate in the value per share due to appreciation in price per share plus dividends declared during the performance period. The performance-based RSUs entitle the named executive officer to receive dividend equivalents, equal to the amount of the dividends paid on each share of Common Stock underlying the performance-based RSU that vests, payable only upon the vesting of the performance-based RSU.
The time-based RSUs’ service period begins each July 1, with a vesting schedule of one-third of the RSUs awarded on each June 30 over the three year service period. The time-based RSUs entitle the named executive officer to receive divided equivalents, equal to the amount of the dividends paid on each share of Common Stock underlying the time-based RSU, payable no later than thirty days following the applicable dividend payment date.
Finally, the Compensation Committee has set the following annual target-level opportunities for each named executive officer for their long-term equity incentive award:

Community Healthcare Trust | 2025 PROXY STATEMENT	29

NAMED EXECUTIVE OFFICER	2025 Long-Term Equity Incentive Award Target-Level Opportunity

David H. Dupuy	125% of Base Salary
William G. Monroe IV	125% of Base Salary
Leigh Ann Stach	125% of Base Salary
Timothy L. Meyer	110% of Base Salary
Annual Long-Term Equity Incentive Award Opportunities
The table below sets forth information with respect to time-based and performance-based RSU awards granted, at the target level. Note that for the 2024 – 2027 long-term equity incentive award performance period, the Compensation Committee did not approve an award given the Company’s relative performance, the potential impact to G&A expense and equity share dilution, and to further align NEO compensation with the interests of stockholders.

	2024 - 2027 Award (1)		2023 - 2026 Award (1)
NAMED EXECUTIVE OFFICER	Time-Based (#)	Performance-Based at Target (#)	Time-Based (#)	Performance-Based at Target (#)

David H. Dupuy	—	—	13,046	38,798
William G. Monroe IV	—	—	8,062	23,978
Leigh Ann Stach	—	—	7,495	22,290
Timothy L. Meyer	—	—	5,020	14,928
(1)The fair value of the performance-based RSUs is calculated by a third-party specialist who utilizes a Monte Carlo simulation as of the grant date, whereas the fair value of the time-based RSUs is calculated using the average closing price of the Company common stock for the 10 trading days immediately preceding the grant date. The performance-based RSUs are shown at Target but are subject to a performance-based payout ratio of 0% to 200%.
Interim Performance Results for Long-Term Equity Incentive Awards as of December 31, 2024

PERFORMANCE PERIOD & METRICS	Weight	2023	2024	2025	2026	2027	Status

2023-2026							In Process
Relative TSR	35%	50% Completed					Tracking Below Threshold - 0%
Absolute TSR	30%						Tracking Below Threshold - 0%

2024-2027
Not Awarded			17% Completed				Not Awarded

30	Community Healthcare Trust | 2025 PROXY STATEMENT

Perquisites
The Company provides its executive officers with perquisites that it believes are reasonable, competitive and consistent with the Company's compensation program for all employees. The Company believes that such perquisites help the Company to retain its personnel. These perquisites included, as applicable, matching contributions in each participating executive's 401(k) and a contribution for each participating executive's health savings account (HSA), calculated in the same manner as for all employees.
Retirement Benefits
All named executive officers are eligible to participate in the Company's 401(k) plan, pursuant to which each participant may contribute up to the annual maximum allowed under IRS regulations ($23,000 for 2024). All eligible participants over the age of 50 may also contribute an additional $7,500 per year to the plan in the form of catch-up contributions. The Company provides a matching contribution of up to an annual maximum of three and one-half percent for the first six percent of base salary contributed to the plan by the employee.
COMPENSATION GOVERNANCE PRACTICES
Anti-Hedging, Margin or Hypothecation Policy
The Company prohibits the hedging, margining or hypothecation of Company securities by its executive officers and directors. None of the executive officers or directors have entered into any arrangements to hedge, margin or hypothecate the Company's securities. In addition, restricted stock may not be sold, assigned, pledged or otherwise transferred.
At Risk Compensation
Since the Company's initial public offering or joining the Company, as applicable, all named executive officers through the alignment of interest program, as amended, have elected to take a significant portion of their compensation in restricted stock of the Company that cliff-vests in 3-years, 5-years, or 8-years. Until such time that those shares vest, each named executive officer is at risk of forfeiting those shares, as well as losing value of the shares should events occur, including management errors, that negatively impact the financial results or performance of the Company. Additionally, NEO annual incentive rewards and long-term equity awards are performance-based.
We believe this compensation program aligns executive management with our stockholders, encourages appropriate long-term decision-making and effectively rewards or punishes executive management for their decisions made.
Policy For The Recovery Of Erroneously Awarded Compensation (Clawback Policy)
The Board of Directors has adopted a recovery policy which complies with the NYSE’s listing standards and the SEC’s Exchange Act Rule 10-D and Rule 10-D-1 to provide for the recovery of incentive-based compensation from executive officers due to the material noncompliance of the Company with any financial reporting requirement under the securities laws for the preceding three fiscal years, including an accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
Stock Ownership Guidelines
We believe that it is in the best interests of our stockholders to encourage all executive officers and directors to increase their equity position in the Company to promote share ownership and further align stockholder interests with executive officers and directors. Accordingly, as set forth in the table below, we have adopted stock ownership guidelines applicable to our executive officers and directors requiring each to hold common stock with a fair market value equal to a multiple of each officer's then current base salary or each non-employee director's then current annual retainer, as applicable:

Community Healthcare Trust | 2025 PROXY STATEMENT	31

POSITION	Common Stock Ownership Multiple

Chief Executive Officer	5x Current Base Salary
Executive Vice President	3x Current Base Salary
Non-Employee Director	3x Current Base Annual Retainer
The guidelines provide that all owned stock, both restricted and unrestricted, counts toward the ownership guidelines. Executive officers and directors have five years from the date that such executive officer or director first becomes subject to the stock ownership guidelines to comply with the guidelines. All of our executive officers and directors were in compliance with these guidelines as of March 3, 2025.
Internal Revenue Code Section 162(m)
Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to a corporation's chief executive officer and the three other most highly compensated executive officers (excluding the chief financial officer). In 2017 and prior tax years, qualifying performance-based compensation was not subject to the deduction limit if certain requirements were met. Effective for tax years beginning on January 1, 2018, the tax reform legislation informally known as the Tax Cuts and Jobs Act of 2017 repeals the performance-based compensation exception to the Section 162(m) $1 million deduction limit. The Company's tax deduction for compensation expense in 2024 will be limited pursuant to Section 162(m), but that limitation will not result in an increase to our federal income taxes. As a qualifying REIT, the Company does not pay federal income tax; therefore, the future unavailability of the Section 162(m) compensation deduction is not expected to result in any increase in the Company's federal income tax obligations.
Practices Related to the Grant of Certain Equity Awards
We do not grant stock options, stock appreciation rights ("SARs"), or similar option-like arrangements and, as such, do not have any policy or practice in place on the timing of awards of options, SARs, or similar option-like instruments in relation to the disclosure of material non-public information. If, in the future, we anticipate granting stock options, SARs, or similar option-like instruments, we may determine to establish a policy regarding how the Board or Compensation Committee determines when to grant such awards and how the Board or Compensation Committee will take material non-public information into account when determining the timing and terms of such awards.
EMPLOYMENT AGREEMENTS OF NAMED EXECUTIVE OFFICERS AS OF DECEMBER 31, 2024
We entered into employment agreements with each of Mr. Dupuy, Mr. Monroe, Ms. Stach, and Mr. Meyer. As amended on January 3, 2024, the annual base salary of each of Mr. Dupuy, Mr. Monroe, Ms. Stach, and Mr. Meyer under each of their employment agreements was $666,668, $494,400, $459,600, and $349,766, respectively. In addition, Mr. Dupuy was awarded a grant of 5,000 shares of restricted common stock per year for three years, which began on May 1, 2019, vesting equally in 2027, 2028, and 2029 and Mr. Monroe is to be awarded a grant of 7,000 shares of restricted common stock per year for three years, which began on June 1, 2023, vesting equally in 2028, 2029 and 2030.
The employment agreements provide that, if employment is terminated for any reason other than for cause or voluntary termination, each executive officer is entitled to receive full vesting of all awards granted to the executive officer under our equity compensation plans. In addition, if an executive officer is terminated for disability, the terminated executive officer will receive continued medical and dental benefits through the then current one-year term of the employment agreement.
If an executive officer is terminated other than for cause, death, disability, or a voluntary termination, the executive officer will receive as severance compensation his or her base salary for a period of 36 months, with respect to Mr. Dupuy, and 12 months, with respect to Mr. Monroe, Ms. Stach, and Mr. Meyer, from the date of such termination. In addition to the severance payment, the executive officer will be paid an amount equal to the greater of: (i) two times the average annual cash bonus, if any, earned by the executive officer in the two years immediately preceding the date of termination; and (ii) two times the product of the executive officer's base salary and 0.67 with respect to Mr. Dupuy, and 0.33 with respect to Mr. Monroe, Ms. Stach, and Mr. Meyer.

32	Community Healthcare Trust | 2025 PROXY STATEMENT

The severance payment in the event of a termination upon a change in control will consist of: (1) three times the terminated executive officer's annual base salary (at the rate payable at the time of such termination), and (2) an amount equal to the greater of: (i) two times the average annual cash bonus, if any, earned by the terminated executive officer in the two years immediately preceding the date of termination, without regard to any elective income deferral or conversion of such bonus into stock or any other non-cash consideration; and (ii) two times the product of the terminated executive officer's base salary and 0.67 with respect to Mr. Dupuy, and 0.33 with respect to Mr. Monroe, Ms. Stach, and Mr. Meyer.
Each employment agreement contains customary non-competition and non-solicitation covenants that apply during the term while the executive officer is receiving severance payments and for 12 months following a termination upon a change in control.
Compensation Committee Report
The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management of the Company and, based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Members of the Compensation Committee:
Claire Gulmi (Chair)
Robert Hensley
Lawrence Van Horn
Compensation Committee Interlocks and Insider Participation
The members of the Compensation Committee during 2024 were Claire Gulmi (Chair), Robert Hensley, and Lawrence Van Horn. In 2024, no member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries or was formerly an officer of the Company or any of its subsidiaries, and no member had any relationship requiring disclosure as a related person transaction under applicable SEC regulations.

Community Healthcare Trust | 2025 PROXY STATEMENT	33

Compensation Tables
SUMMARY COMPENSATION TABLE
The table below sets forth the compensation paid in fiscal years 2024, 2023, and 2022 to our principal executive officers and the three most highly compensated executive officers. Mr. Dupuy, Mr. Monroe, Ms. Stach, and Mr. Meyer are referred to in this proxy statement as our named executive officers.
Each of our named executive officers took 50% of his or her salary, and 100% of his or her bonus and long-term incentive compensation in the form of restricted common stock under our 2014 Incentive Plan and our 2024 Incentive Plan for the year ending December 31, 2024 and took 100% of his or her salary, bonus and long-term incentive compensation in the form of restricted stock through December 31, 2023. In compliance with the terms of the Alignment of Interest Program, as amended, described above, the election to acquire stock, otherwise payable in cash, caused the named executive officers to be eligible to receive additional stock awards based upon a multiple described on page 28 of this proxy statement.
All shares of restricted stock issued in lieu of cash compensation and any shares of restricted stock issued under the Alignment of Interest Program, as amended, are subject to a vesting schedule whereby no shares vest until the third, fifth or eighth anniversary of the date of grant, at which time 100% of the shares of restricted stock will vest, subject to continued employment and each named executive officer's employment agreement.
The following table sets forth the compensation of our named executive officers for the fiscal years 2024, 2023, and 2022.

		Salary		Bonus
NAME & PRINCIPAL POSITION	Year	Compensation Paid in Cash(1) ($)	Compensation Paid in Stock(2) ($)	Compensation Paid in Cash ($)	Compensation Paid in Stock(3) ($)	Stock Awards(4) ($)	All Other Compensation(5) ($)	Total(10) ($)

David H. Dupuy(6) Chief Executive Officer and President	2024	333,334	333,334	—	666,668	1,776,096	13,825	3,123,257
	2023	—	617,834	—	776,700	2,125,913	13,300	3,533,747
	2022	—	487,200	—	560,280	1,730,216	7,487	2,785,183
William G. Monroe(7) Chief Financial Officer and Executive Vice President	2024	247,200	247,200	—	494,400	1,359,450	13,171	2,361,421
	2023	—	280,000	—	48,000	1,063,678	13,025	1,404,703
Leigh Ann Stach Chief Accounting Officer and Executive Vice President	2024	229,800	229,800	—	459,600	948,888	13,825	1,881,913
	2023	—	446,214	—	535,457	1,500,298	13,300	2,495,269
	2022	—	410,500	—	472,075	1,457,816	1,750	2,342,141
Timothy L. Meyer Executive Vice President - Asset Management	2024	174,883	174,883	—	349,766	792,329	13,825	1,505,686
	2023	—	339,579	—	407,495	1,141,776	7,532	1,896,382
	2022	—	312,400	—	359,260	1,109,474	4,311	1,785,445
(1)All of our named executive officers agreed to take 50% of their salary for 2024 in cash and acquire shares of restricted common stock in lieu of the remaining 50% of their salary for the fiscal year ended December 31, 2024. All of our named executive officers agreed to acquire shares of restricted common stock in lieu of all cash compensation for the fiscal years ended December 31, 2023, and 2022, as applicable.
(2)The amounts represent all or a portion of the annual base salary of each named executive officer set forth in the table pursuant to their employment agreements, 50% of which was paid in shares of our restricted common stock in lieu of cash for the 2024 and 100% of which was paid in shares of our restricted common stock in lieu of cash for 2023 and 2022. The number of shares of common stock issued in 2024 was based on $26.04, which was the average price of our common stock for the 10 days preceding January 12, 2024, the determination date. The number of shares of common stock issued in 2023 was based on

34	Community Healthcare Trust | 2025 PROXY STATEMENT

$37.32, which was the average price of our common stock for the 10 days preceding January 16, 2023, the determination date. Mr. Dupuy was promoted in 2023 upon Mr. Wallace's passing and received an additional 4,864 shares, based on $36.29, which was the average price of our common stock for the 10 days preceding April 21, 2023, the determination date. Mr. Monroe joined the Company in June 2023 and received 16,322 shares, based on $34.31, which was the average price of our common stock for the 10 days preceding June 15, 2023, the determination date. The number of shares of common stock issued in 2022 was based on $47.12, which was the average price of our common stock for the 10 days preceding January 14, 2022, the determination date. All of the shares of our restricted common stock issued in lieu of cash compensation are subject to three, five or eight-year cliff vesting schedule whereby no shares vest until the third, fifth or eighth anniversary of the date of grant, at which time 100% of the shares of restricted stock will vest, subject to continued employment and each named executive officer's employment agreement.
(3)The bonus amounts paid in each of the years 2024, 2023 and 2022 represent the annual bonus of each named executive officer based on individual performance awards and Company performance awards approved by the Compensation Committee, 100% of which was paid in shares of our restricted common stock in lieu of cash. The number of shares of common stock issued in 2024 was based on $22.73, which was the average price of our common stock for the 10 days preceding August 8, 2024, the determination date. The number of shares of common stock issued in 2023 was based on $35.58, which was the average price of our common stock for the 10 days preceding August 10, 2023, the determination date. The number of shares of common stock issued in 2022 was based on $39.90, which was the average price of our common stock for the 10 days preceding August 11, 2022, the determination date. All of the shares of our restricted common stock issued in lieu of cash compensation are subject to an eight-year cliff vesting schedule whereby no shares vest until the eighth anniversary of the date of grant, at which time 100% of the shares of restricted stock will vest, subject to continued employment and each named executive officer's employment agreement.
(4)Represents the aggregate fair value computed in accordance with FASB ASC Topic 718 of awards of restricted common stock and/or restricted stock units to the named executive officers for the years ended December 31, 2024, 2023, and 2022 under the 2014 Incentive Plan and the 2024 Incentive Plan. The dollar values of the awards related to base salaries and bonuses for 2024, 2023, and 2022 are based on the grant date value of such awards and the restriction multiples for cash compensation deferrals outlined in our Alignment of Interest Program, as amended. Awards granted to our named executive officers in connection with their base salaries for 2024, 2023, and 2022, were based on grant date values of such awards of $26.06 per share, $40.62 per share, and $46.63 per share, respectively. Awards granted to our named executive officers in connection with their annual bonuses for 2024, 2023, and 2022 were based on grant date values of such awards of $18.95 per share, $34.62 per share, and $40.32 per share per share, respectively. The dollar values of performance-based RSUs granted in 2024 are based on the grant date value of such awards, as determined through Monte-Carlo valuation. Awards granted to our named executive officers in connection with forward-looking performance in 2024 were based on grant date values of such awards of $13.67 and $20.77, for absolute and relative performance, respectively. The dollar values of the awards related to the Company's total stockholder return performance, relative to its peer group, for the years ended December 31, 2023 and 2022, as outlined in the Executive Officer Incentive Program, as amended, are based on the grant date value of such awards of $34.77 per share and $38.68 per share, respectively. The 7,000 restricted shares award granted to Mr. Monroe in each of the years 2024 and 2023 were based on grant date values of $23.65 per share and $32.73 per share, respectively.
(5)Generally includes employer contributions to the executive officer's health savings account (HSA) and 401(k). Mr. Monroe's other compensation for 2023 also includes temporary living expenses.
(6)Joined the Company as a named executive officer on May 1, 2019 and served as the Company's Executive Vice President and Chief Financial Officer until March 6, 2023, when our Board of Directors appointed Mr. Dupuy to serve as Chief Executive Officer and President upon the passing of our former CEO and President.
(7)Joined the Company as a named executive officer on June 1, 2023 and was awarded 7,000 shares of restricted stock and was awarded an additional 7,000 shares in 2024.

Community Healthcare Trust | 2025 PROXY STATEMENT	35

(8)A significant portion of the named executive officer's compensation is performance based, as set forth in the following table:

			Performance Based Incentive Compensation
NAME	Year	Total Compensation ($)	Bonus Stock(1) ($)	Alignment of Interest Stock(2) ($)	Absolute TSR-based Units ($)	Relative TSR-based Units ($)	3-Year Total Shareholder Return Stock ($)	5-Year Total Shareholder Return Stock ($)	Total Performance Based Incentive Compensation ($)	Percent of Total Compensation (%)

David H. Dupuy(3)	2024	3,123,257	666,668	444,939	300,002	350,016	—	—	1,761,625	56.4
	2023	3,533,747	776,700	1,478,662	—	—	161,813	485,438	2,902,613	82.1
	2022	2,785,183	560,280	1,121,216	—	—	121,800	487,200	2,290,496	82.2
William G. Monroe IV(4)	2024	2,361,421	494,400	329,963	185,406	216,320	—	—	1,226,089	51.9
	2023	1,404,703	48,000	354,568	—	—	120,000	360,000	882,568	62.8
Leigh Ann Stach	2024	1,881,913	459,600	306,738	172,351	201,095	—	—	1,139,784	60.6
	2023	2,495,269	535,457	1,054,083	—	—	111,554	334,661	2,035,755	81.6
	2022	2,342,141	472,075	944,691	—	—	102,625	410,500	1,929,891	82.4
Timothy L. Meyer	2024	1,505,686	349,766	233,439	115,429	134,673	—	—	833,307	55.3
	2023	1,896,382	407,495	802,197	—	—	84,895	254,684	1,549,271	81.7
	2022	1,785,445	359,260	718,974	—	—	78,100	312,400	1,468,734	82.3
(1)For 2024, each executive officer elected to take 50% of his or her salary and 100% of his or her bonus in shares of restricted stock with 3-year, 5-year or 8-year cliff vesting. In prior years, each executive officer elected to take 100% of his or her salary and cash bonus in deferred stock with an 8-year cliff vesting.
(2)Alignment of interest stock grants per the Alignment of Interest Program, as amended, which is part of the Company's 2014 and/or 2024 Incentive Plans.
(3)Mr. Dupuy was promoted to Chief Executive Officer and President on March 6, 2023.
(4)Mr. Monroe joined the Company on June 1, 2023 as Executive Vice President and Chief Financial Officer.

36	Community Healthcare Trust | 2025 PROXY STATEMENT

GRANTS OF PLAN-BASED AWARDS
The following table provides additional information relating to grants of plan-based awards made to our named executive officers during 2024.

		Estimated Future Payouts Under Equity Incentive Plan Awards			All other stock awards: Number of shares of stock (#)	Grant date fair value of stock awards(2) ($)

NAME GRANT TYPE(1)	Grant date	Threshold (#)	Target (#)	Maximum (#)

David H. Dupuy
Absolute TSR-based Units	1/2/2024	10,973	21,946	43,892		300,002
Relative TSR-based Units	1/2/2024	8,426	16,852	33,704		350,016
Time-based Units(3)	1/2/2024		13,046			347,285
Elective salary deferral	1/12/2024				12,801	333,594
Elective annual bonus deferral	8/8/2024				29,330	555,804
William G. Monroe IV
Absolute TSR-based Units	1/2/2024	6,782	13,563	27,126		185,406
Relative TSR-based Units	1/2/2024	5,208	10,415	20,830		216,320
Time-based Units(3)	1/2/2024		8,062			214,610
Elective salary deferral	1/12/2024				9,494	247,414
CFO grant	6/3/2024				7,000	165,550
Elective annual bonus deferral	8/8/2024				21,751	412,181
Leigh Ann Stach
Absolute TSR-based Units	1/2/2024	6,304	12,608	25,216		172,351
Relative TSR-based Units	1/2/2024	4,841	9,682	19,364		201,095
Time-based Units(3)	1/2/2024		7,495			199,517
Elective salary deferral	1/12/2024				2,648	69,007
Elective annual bonus deferral	8/8/2024				20,220	383,169
Timothy L Meyer
Absolute TSR-based Units	1/2/2024	4,222	8,444	16,888		115,429
Relative TSR-based Units	1/2/2024	3,242	6,484	12,968		134,673
Time-based Units(3)	1/2/2024		5,020			133,632
Elective salary deferral	1/12/2024				6,716	175,019
Elective annual bonus deferral	8/8/2024				15,388	291,603
(1)The Absolute TSR-based Units, Relative TSR-based Units, Time-based Units, each granted on January 2, 2024, and the Elective salary deferrals, granted on January 12, 2024, were awarded pursuant to the 2014 Incentive Plan. The CFO grant on June 3, 2024 and the Elective annual bonus deferrals, granted on August 8, 2024, were awarded pursuant to the 2024 Incentive Plan.
(2)Represents the fair value in accordance with FASB Topic 718.
(3)The Time-based Units granted in 2024, as shown, in the table, vest proratably on June 30 in each of the years 2024, 2025 and 2026. As such, approximately one-third of each of these grants shown in the table vested during 2024.

Community Healthcare Trust | 2025 PROXY STATEMENT	37

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2024
The following table sets forth all outstanding equity awards held by each of our named executive officers at December 31, 2024.

NAME AWARD TYPE	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)

David H. Dupuy
Restricted stock	251,654	4,834,273
Time-based Units	8,698	167,089
Absolute TSR-based Units	—		10,973	210,791
Relative TSR-based Units	—		8,426	161,863
William G. Monroe IV
Restricted stock	69,252	1,330,331
Time-based Units	5,375	103,254
Absolute TSR-based Units	—		6,782	130,282
Relative TSR-based Units	—		5,208	100,046
Leigh Ann Stach
Restricted stock	232,190	4,460,370
Time-based Units	4,997	95,992
Absolute TSR-based Units	—		6,304	121,100
Relative TSR-based Units	—		4,841	92,996
Timothy L. Meyer
Restricted stock	100,999	1,940,191
Time-based Units	3,347	64,296
Absolute TSR-based Units	—		4,222	81,105
Relative TSR-based Units	—		3,242	62,279
(1)The shares of restricted common stock are subject to three-year, five-year or eight-year cliff vesting through 2032, subject to continued employment with the Company on the vesting date. The Time-based Units are scheduled to vest in two equal installments on June 30, 2025 and 2026, subject to continued employment with the Company on the vesting date.
(2)The market values of the unvested restricted common stock are calculated by multiplying the number of unvested shares of restricted common stock held by the applicable named executive officer by the closing price of our common stock on December 31, 2024, which was $19.21. The market values of the unvested, unearned Absolute and Relative TSR-based Units are calculated by multiplying the number of unvested units at a threshold payout level (50%) held by the applicable named executive officer by the closing price of our common stock on December 31, 2024, which was $19.21.
(3)The unvested, unearned Absolute and Relative TSR-based Units reflect a payout at threshold level (50%). The actual payout level will be based on the performance of each such award at the end of the performance period, or June 30, 2026.

38	Community Healthcare Trust | 2025 PROXY STATEMENT

STOCK AWARDS VESTED DURING THE YEAR ENDED DECEMBER 31, 2024
The following table sets forth all stock awards vested by each of our named executive officers during the year ended December 31, 2024.

NAME	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)

David H. Dupuy	4,348	100,221
William G. Monroe IV	2,687	61,935
Leigh Ann Stach(2)	15,975	363,682
Timothy L. Meyer	1,673	38,563
(1)The value realized on vesting is calculated by multiplying the number of vested awards of restricted common stock held by the applicable named executive officer by the average price of our common stock on the day of vesting, or the next trading day if the day of vesting is not a trading day.
(2)Mr. Dupuy's, Mr. Monroe's, and Mr. Meyer's value realized on vesting amounts were based on an average price at vesting of $23.05. Ms. Stach's values realized on vesting amounts were based on average prices at vesting of $23.05, $26.08 and $19.06.

Community Healthcare Trust | 2025 PROXY STATEMENT	39

POST-EMPLOYMENT COMPENSATION
The tables below illustrate the compensation that would have been received by each of the named executive officers assuming the officer had been terminated or had been eligible to retire and had elected to retire on December 31, 2024, and that any additional conditions to vesting of restricted stock awards under restricted stock award agreements had been met. Please see "Compensation Discussion and Analysis- Employment Agreements of Named Executive Officers as of December 31, 2024" for a more detailed discussion regarding the acceleration and treatment of such equity awards.

DAVID H. DUPUY	Voluntary Termination ($)	Not for Cause Termination ($)	Change-in-Control ($)	Death or Disability ($)	Retirement ($)

Cash Severance Benefit(1)	—	3,443,372	3,443,372	—	—
Accelerated Vesting Of Restricted Stock(2)	—	7,688,418	7,688,418	7,688,418	7,688,418
Accelerated Vesting of Unvested Restricted Stock Units(2)	—	912,398	912,398	912,398	912,398
Total Value of Payments	—	12,044,188	12,044,188	8,600,816	8,600,816

WILLIAM G. MONROE IV	Voluntary Termination ($)	Not for Cause Termination (3) ($)	Change-in-Control (4) ($)	Death or Disability ($)	Retirement ($)

Cash Severance Benefit(3)	—	1,036,800	2,025,600	—	—
Accelerated Vesting Of Restricted Stock(2)	—	2,113,234	2,113,234	2,113,234	2,113,234
Accelerated Vesting of Unvested Restricted Stock Units(2)	—	563,871	563,871	563,871	563,871
Total Value of Payments	—	3,713,905	4,702,705	2,677,105	2,677,105

LEIGH ANN STACH	Voluntary Termination ($)	Not for Cause Termination (3) ($)	Change-in-Control (4) ($)	Death or Disability ($)	Retirement ($)

Cash Severance Benefit(3)	—	1,454,657	2,373,857	—	—
Accelerated Vesting Of Restricted Stock(2)	—	7,214,546	7,214,546	7,214,546	7,214,546
Accelerated Vesting of Unvested Restricted Stock Units(2)	—	524,183	524,183	524,183	524,183
Total Value of Payments	—	9,193,386	10,112,586	7,738,729	7,738,729

TIMOTHY L. MEYER	Voluntary Termination ($)	Not for Cause Termination (3) ($)	Change-in-Control (4) ($)	Death or Disability ($)	Retirement ($)

Cash Severance Benefit(3)	—	1,107,027	1,806,559	—	—
Accelerated Vesting Of Restricted Stock(2)	—	3,456,148	3,456,148	3,456,148	3,456,148
Accelerated Vesting of Unvested Restricted Stock Units(2)	—	351,063	351,063	351,063	351,063
Total Value of Payments	—	4,914,238	5,613,770	3,807,211	3,807,211

40	Community Healthcare Trust | 2025 PROXY STATEMENT

(1)Represents the annual base salary at December 31, 2024 for a period of 36-months plus the greater of (1) two times the annual base salary times 0.67 at December 31, 2024 or (2) the average cash bonus for the last two years times two from the date of such termination, payable in monthly installments.
(2)Based upon the closing price of a share of the Company's Common Stock on the New York Stock Exchange on December 31, 2024 of $19.21.
(3)For "Not for Cause Termination," represents the annual base salary at December 31, 2024 for a period of 12-months plus the greater of (1) two times the annual base salary times 0.33 at December 31, 2024 or (2) the average cash bonus for the last two years times two from the date of such termination, payable in monthly installments. For Change in Control represents the annual base salary at December 31, 2024 for a period of 36-months plus the greater of (1) two times the annual base salary times 0.33 at December 31, 2024 or (2) the average cash bonus for the last two years times two from the date of such termination, payable in monthly installments.

CEO PAY RATIO
Pursuant to rules adopted by the SEC under the Dodd-Frank Act, the Company is required to disclose the ratio of the annual total compensation for its CEO to the median annual total compensation for its employees other than the CEO. Under these rules, the Company may identify its median employee once every three years unless there has been a significant change in its employee population or employee compensation arrangements that the Company reasonably believes would result in a significant change in its pay ratio disclosure. The Company does not believe there has been a significant change during 2024, as compared to 2023, that would warrant identifying a new median employee due to the following:
•The Company's non-executive compensation policies and structure remained unchanged in 2024, as compared to 2023;
•The Company's employee base has remained fairly constant. At December 31, 2024, the Company employed 36 employees, as compared to 37 employed at December 31, 2023;
•Using the same median employee identified in 2023 for the 2024 pay ratio calculation did not materially impact the decrease in the reported pay ratio year over year. The decrease in the reported pay ratio from 2023 to 2024 was mostly impacted by a reduction in CEO pay from changes to the Executive Officer Incentive Program in 2024.
For 2023, the Company identified the median employee by examining its payroll records for 2023 for all individuals other than the CEO that were employed by the Company at December 31, 2023. Compensation for employees that began employment during the year was annualized based on rate of pay applied to a full year. The Company's employees are all employed and work out of the corporate office in Franklin, Tennessee. Our employees are comprised of Company officers, accountants, asset management, and employees with various other roles and responsibilities.
At December 31, 2024, the Company's median employee's compensation was $139,999 per year. At December 31, 2024, the Company's CEO, Mr. Dupuy, had an annual total compensation of $3,123,257. This amount is comprised of several components, as reflected in the Summary Compensation Table beginning on page 34. Additional information concerning Mr. Dupuy's total compensation is provided in the Compensation Discussion and Analysis section beginning on page 18.

Community Healthcare Trust | 2025 PROXY STATEMENT	41

The ratio of CEO pay to median employee pay at December 31, 2024 was 22:1. The table below illustrates the details of the calculation.

	CEO to Median Employee Pay Ratio
PAY	Chief Executive Officer and President ($)	Median Employee ($)

Salary
Cash	333,334	100,500
Salary stock	333,334	—
Bonus
Cash	—	25,000
Bonus stock	666,668	—
Alignment of Interest Stock	778,793	33
Time-based Units	347,285	—
Performance-based Units	650,018	—
Non-Executive Restricted Stock Award	—	10,000
All Other Compensation	13,825	4,466
Total	3,123,257	139,999
CEO to Median Employee Pay Ratio		22:1
FINANCIAL PERFORMANCE MEASURES
As described in greater detail in Compensation Discussion and Analysis, beginning on page 18 of this proxy statement, the Company's executive compensation program is designed to directly align the interests of our executive officers with those of the stockholders in a way that encourages prudent decision-making and links compensation to our overall performance. We use a combination of allowing the acquisition of shares of restricted stock in lieu of cash salary, as well as grants of restricted stock and restricted stock units for incentive compensation as the primary means of delivering short-term and long-term compensation to our executive officers. We believe that restricted stock and restricted stock units with long vesting periods align the interests of executive officers and stockholders and provide strong incentives to our executive officers to achieve long-term growth in our business, grow the value of our common stock and maintain or increase our dividends. The most important financial performance measures used by the Company to link the Company's performance to the compensation of its named executive officers for the most recently completed fiscal year are as follows:

Targeted Dividend Payout Ratio	3 YEAR TSR Relative to our Peer Group	3 YEAR Absolute TSR

42	Community Healthcare Trust | 2025 PROXY STATEMENT

PAY VERSUS PERFORMANCE TABLE
The table below sets forth executive compensation information and financial performance measures for each of the fiscal years 2024, 2023, 2022, 2021, and 2020 for our principal executive officers ("PEOs") and, as an average, for our other named executive officers ("NEOs").

	Summary Compensation Table Total for PEO(1)		Compensation Actually Paid to PEO(2)				Value of Initial Fixed $100 Investment Based On:			Company Selected Measure
Year	David H. Dupuy ($)	Timothy G. Wallace ($)	David H. Dupuy ($)	Timothy G. Wallace ($)	Average Summary Compensation Table Total for Non-PEO NEOs(3) ($)	Average Compensation Actually Paid to Non-PEO NEOs(4) ($)	Company TSR(5) ($)	NAREIT All Equity REIT Index TSR(6) ($)	Net (Loss) Income(7) ($)	Targeted Dividend Payout Ratio(8) (%)

2024	3,123,257	n/a	1,805,153	n/a	1,916,340	1,224,363	58.09	117.56	(3,181,000)	80
2023	3,533,747	24,793,238	2,076,455	24,959,265	1,932,118	1,170,765	73.98	112.04	7,714,000	74
2022	n/a	4,540,328	n/a	1,654,573	2,304,256	1,356,528	94.24	100.62	22,019,000	74
2021	n/a	4,788,861	n/a	5,472,517	2,191,019	2,374,549	118.86	134.06	22,492,000	78
2020	n/a	3,737,563	n/a	5,082,204	2,165,944	2,732,964	114.20	94.88	19,077,000	87
(1)Represents total compensation as calculated on the Summary Compensation Table ("SCT") for David H. Dupuy, who was appointed as CEO and President on March 6, 2023 and Timothy G. Wallace, who was our CEO and President until his passing on March 3, 2023.
(2)Adjustments to Determine Compensation Actually Paid to David H. Dupuy (PEO) for the years 2024 and 2023 and to Timothy G. Wallace (PEO) for the years 2023, 2022, 2021 and 2020 are shown in the table below.

	David H. Dupuy		Timothy G. Wallace
	2024 ($)	2023 ($)	2023 ($)	2022 ($)	2021 ($)	2020 ($)

Summary Compensation Table Total	3,123,257	3,533,747	24,793,238	4,540,328	4,788,861	3,737,563
Deduction for Amounts Reported under the "Stock Awards" Column in the SCT	(1,776,096)	(2,125,913)	(1,015,989)	(2,820,373)	(3,164,711)	(2,530,931)
Increase for Fair Value of Awards Granted during year that Remain Unvested as of Year End	1,209,886	1,545,147	—	2,450,331	3,055,580	2,504,933
Increase (Deduction) for Change in Fair Value from Prior Year End to Current Year End of Awards Granted in Prior Years that were Outstanding and Unvested as of Year End	(1,556,756)	(1,387,942)	—	(3,471,338)	38,081	785,536
Fair Value as of the Vesting Date of Awards Granted and Vested in the Same Year	100,221	—	848,056	—	—	—
Increase (Deduction) in Fair Value from the Vesting Date to Prior Year End for Awards Granted in Prior Years that Vested during the Year	—	—	319,137	—	—	—
Deduction for the Fair Value as of Prior Year End of Awards Forfeited or Cancelled during the Current Year	—	—	(264,741)	—	—	—
Increase based on Dividends or Other Earnings Paid during the year prior to Vesting Date of Award	704,641	511,416	279,564	955,625	754,706	585,103
Total Adjustments	(1,318,104)	(1,457,292)	166,027	(2,885,755)	683,656	1,344,641
Compensation Actually Paid	1,805,153	2,076,455	24,959,265	1,654,573	5,472,517	5,082,204

Community Healthcare Trust | 2025 PROXY STATEMENT	43

(3)Average Summary Compensation for Years 2024 and 2023, as calculated on the SCT includes William G. Monroe IV, who served as Chief Financial Officer and Executive Vice President, Leigh Ann Stach, who served as Chief Accounting Officer and Executive Vice President, and Timothy Meyer, who served as Executive Vice President-Asset Management. Average Summary Compensation for Years 2022 and 2021 as calculated on the SCT includes David Dupuy, who served as Chief Financial Officer and Executive Vice President, Leigh Ann Stach, who served as Chief Accounting Officer and Executive Vice President, and Timothy Meyer, who served as Executive Vice President-Asset Management. Average Summary Compensation for Year 2020 as calculated on the SCT includes David Dupuy, who served as Chief Financial Officer and Executive Vice President, Leigh Ann Stach, who served as Chief Accounting Officer and Executive Vice President, and Page Barnes, who served as our Chief Operating Officer and Executive Vice President.
(4)Adjustments to Determine Average Compensation Actually Paid to Non-PEO NEOs are shown in the table below.

	2024 ($)	2023 ($)	2022 ($)	2021 ($)	2020 ($)

Summary Compensation Table Total	1,916,340	1,932,118	2,304,256	2,191,019	2,165,944
Deduction for Amounts Reported under the "Stock Awards" Column in the SCT	(1,033,556)	(1,235,251)	(1,432,502)	(1,432,215)	(1,485,580)
Increase for Fair Value of Awards Granted during year that Remain Unvested as of Year End	743,455	908,424	1,244,515	1,382,175	1,488,488
Increase (Deduction) for Change in Fair Value from Prior Year End to Current Year End of Awards Granted in Prior Years that were Outstanding and Unvested as of Year End	(790,611)	(703,497)	(1,076,505)	10,338	316,825
Fair Value as of the Vesting Date of Awards Granted and Vested in the Same Year	52,692	—	—	—	—
Increase (Deduction) in Fair Value from the Vesting Date to Current Year End for Awards Granted in Prior Years that Vested during the Year	(17,641)	(4,320)	—	—	—
Deduction for the Fair Value as of Prior Year End of Awards Forfeited or Cancelled during the Current Year	(34,845)	(10,955)	—	—	—
Increase based on Dividends or Other Earnings Paid during the year prior to Vesting Date of Award	388,529	284,246	316,764	223,232	247,287
Total Adjustments	(691,977)	(761,353)	(947,728)	183,530	567,020
Average Compensation Actually Paid	1,224,363	1,170,765	1,356,528	2,374,549	2,732,964
(5)Cumulative TSR for the Company is calculated by dividing the sum of the cumulative amount of dividends for the measurement period (determined in accordance with Item 402(v) of the SEC Regulation S-K), assuming dividend reinvestment, and the difference between the Company's common share price at the end and the beginning of the measurement period by the common share price at the beginning of the measurement period.
(6)Cumulative TSR for the Company's Peer Group (NAREIT All Equity REIT Index) is calculated by dividing the sum of the cumulative amount of dividends for the measurement period (determined in accordance with Item 402(v) of the SEC Regulation S-K), assuming dividend reinvestment, and the difference between the NAREIT All Equity REIT Index common share price at the end and the beginning of the measurement period by the common share price at the beginning of the measurement period.
(7)Represents audited Net (Loss) Income per our Consolidated Statements of Income included in our Annual Reports on Form 10-K for each of the years ended December 31, 2024, 2023, 2022, 2021, and 2020.
(8)Targeted dividend payout ratio measured using a target dividend for each year divided by actual AFFO for the trailing four quarters ended June 30 of each year as discussed in more detail in Compensation Discussion and Analysis.

44	Community Healthcare Trust | 2025 PROXY STATEMENT

ANALYSIS OF INFORMATION PRESENTED IN THE PAY VERSUS PERFORMANCE TABLE
While the Company uses various performance measures to align executive compensation to the Company's performance, not all performance measures used are included in the "Pay versus Performance Table" for 2024. Moreover, the Company seeks to incentivize long-term performance and our executives have elected to receive a significant portion of their compensation in shares of restricted stock.
Compensation Actually Paid and Cumulative TSR
Company TSR and NAREIT All Equity REIT Index TSR are computed in accordance with Item 402(v) of Regulation S-K. These metrics are based on dividends and stock prices for each period presented. The NAREIT All Equity REIT Index is not used by the Company in determining executive compensation.
Compensation Actually Paid and Net Income
The amount of compensation actually paid to our executive officers is not directly linked to net income. The Company is a growing real estate company with its real estate portfolio as its largest asset. Though real estate over the long-term generally increases in value, the assets are depreciated over the useful life of each asset on our consolidated statements of income in accordance with generally accepted accounting principles. Consequently, depreciation expense continues to grow as our real estate portfolio grows which significantly reduces the Company's net income.
Compensation Actually Paid and Targeted Dividend Payout Ratio
As described in more detail in Compensation Discussion and Analysis, the Company Performance Award ("CPA"), through June 30, 2024, was measured using a targeted dividend for each year divided by actual AFFO for the trailing four quarters ended June 30 of each year. The CPA provided for a payment of a range from 0% to 150% of base salary based on decreasing calculated targeted dividend payout ratios moving from 95% to 80%. The targeted dividend payout ratios resulted in award percentages of 150% for each of the years 2024, 2023, 2022 and 2021 and 90% for 2020. Since the CPA targeted 50% of each executive officer's base pay, the CPA resulted in bonus payments of 75%, 75%, 75%, 75% and 45%, respectively, for the years 2024, 2023, 2022, 2021 and 2020. Each of the executive officers elected to take these bonus payments in shares of restricted stock, through the Company's Alignment of Interest Program, as amended, that cliff vest in 8 years.
Compensation Actually Paid and 3-Year Performance Based RSUs
As described in more detail in Compensation Discussion and Analysis, the Company's 3-year Performance Based RSU Awards were implemented in 2024 for the 3-year performance period beginning July 1, 2023 and were designed to be a long-term incentive award based on a three-year forward-looking performance period measured against our peer group for that performance period. These forward-looking RSU awards are measured based on (i) growth in the Company's TSR (the "3-Year Absolute TSR Award") and (ii) TSR performance relative to our relative TSR peer group (the "3-Year Relative TSR Award"). These awards for 2024 were granted in restricted stock units and the payout levels, if any, will be based on performance as determined under each of these TSR awards.
Compensation Actually Paid and 3-Year Time-Based RSUs
As described in more detail in Compensation Discussion and Analysis, the Company's 3-year Time-Based RSU Awards were implemented in 2024 for the 3-year service period beginning July 1, 2023. These awards vest ratably over a three-year period on each June 30.

Community Healthcare Trust | 2025 PROXY STATEMENT	45

Equity Compensation Plan Information
The following table gives information about shares of our common stock that may be issued under our 2024 Incentive Plan as of December 31, 2024.

PLAN CATEGORY	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (#)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column) (#)

Equity compensation plans approved by stockholders	—	—	1,014,260
Equity compensation plans not approved by stockholders	—	—	176,709	(1)
Total	—	—	1,190,969
(1)These 176,709 shares are reserved under our Alignment of Interest Program, as amended, for purchase by our employees and directors in exchange for the cash compensation.

46	Community Healthcare Trust | 2025 PROXY STATEMENT

PROPOSAL 2
Non-Binding Advisory Vote on Executive Compensation
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables the Company's stockholders to vote to approve, on a non-binding advisory basis, the compensation of the Company's named executive officers as disclosed in this proxy statement in accordance with the SEC's rules.
As discussed in the Compensation Discussion and Analysis section of this proxy statement beginning on page 18, the Company's executive compensation policies are designed to align the interests of the named executive officers with the interests of our shareholders, link executive compensation to the Company's overall performance, and attract, retain, and motivate our named executive officers. The Board believes that its executive compensation programs have been effective at appropriately aligning pay and Company performance, promoting the achievement of the long-term positive results in its performance criteria, and enabling the Company to attract and retain talented executives within its industry.
The Board is asking stockholders to indicate their support for the named executive officer compensation described in this proxy statement. This proposal, commonly known as a "say-on-pay" proposal, gives stockholders the opportunity to express views on the Company's executive compensation for its named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company's named executive officers and the policies and procedures described in this proxy statement. Accordingly, the Board asks stockholders to vote "FOR" the following resolution:
RESOLVED, that the stockholders of Community Healthcare Trust Incorporated approve, on a non-binding advisory basis, the compensation of the named executive officers as disclosed pursuant to Item 402 of Regulation S-K in the Company's proxy statement for the 2025 annual meeting of stockholders.
Although this is an advisory vote that will not be binding on the Compensation Committee or the Board, the Board will carefully review the results of the vote. The Compensation Committee will also carefully consider stockholders' concerns when designing future executive compensation programs.
Required Vote
The affirmative vote of a majority of the shares cast on the matter is required to approve, on an advisory basis, the say on pay vote. As an advisory vote, this proposal is not binding upon us. However, the Compensation Committee of our Board of Directors, which is responsible for designing and administering our executive compensation program, values the opinions expressed by our stockholders and will consider the outcome of the vote when making future compensation decisions.

Our Board of Directors unanimously recommends a vote "FOR" the resolution approving the compensation of the Company's named executive officers.

Community Healthcare Trust | 2025 PROXY STATEMENT	47

PROPOSAL 3
Ratification of the Appointment of BDO USA, P.C. as Our Independent Registered Public Accountants for 2025
General
We are asking our stockholders to ratify the selection of BDO USA, P.C. as our independent registered public accountants for 2025. Although current law, rules and regulations, as well as the charter of the Audit Committee, require the Audit Committee to engage, retain and supervise our independent registered public accountants, we view the selection of the independent registered public accountants as an important matter of stockholder concern and thus are submitting the selection of BDO USA, P.C. for ratification by stockholders as a matter of good corporate practice.
The Audit Committee appointed BDO USA, P.C. to serve as our independent registered public accountants for the 2024 fiscal year and has appointed BDO USA, P.C. to serve as our independent registered public accountants for the 2025 fiscal year. A representative of BDO USA, P.C. is expected to attend the annual meeting. If present, the representative will have the opportunity to make a statement and will be available to respond to appropriate questions. BDO USA, P.C. has served as our independent registered public accountants since 2015.

Our Board of Directors unanimously recommends a vote "FOR" the ratification of BDO USA, P.C. as our independent registered public accountants for 2025.
Audit and Non-Audit Services
Fees related to services performed for us by BDO USA, P.C. in fiscal years 2024 and 2023 are as follows:

	2024 ($)	2023 ($)

Audit Fees(1)	796,285	717,005
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	796,285	717,005
(1)Audit fees include fees and expenses associated with the audit of our financial statements, the reviews of the financial statements in our quarterly reports on Form 10-Q, and services provided in connection with registration statements and periodic reports filed with the Securities and Exchange Commission. Audit fees for 2024 include fees associated with registration statements totaling $120,732 and fees related to auditing our internal control over financial reporting. Audit fees for 2023 include fees associated with registration statements totaling $91,067 and fees related to auditing our internal control over financial reporting.
In accordance with the procedures set forth in its charter, the Audit Committee pre-approves all auditing services and permitted non-audit and tax services (including the fees and terms of those services) to be performed for us by our independent registered public accountants prior to their engagement with respect to such services, subject to the de minimis exceptions for non-audit services permitted by the Exchange Act, which are approved by the Audit Committee prior to the completion of the audit.

48	Community Healthcare Trust | 2025 PROXY STATEMENT

Required Vote
The affirmative vote by a majority of the votes cast at the annual meeting is required for the ratification of the appointment of BDO USA, P.C. as our independent registered public accountants. Abstentions will have no effect on this proposal. If our stockholders fail to ratify this appointment, the Audit Committee will reconsider whether to retain BDO USA, P.C. and may retain that firm or another firm without resubmitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accountant at any time during the year if it determines that such change would be in our best interests and in the best interests of our stockholders.
Report of the Audit Committee
The information provided in this section shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to its proxy regulations or to the liabilities of Section 18 of the Exchange Act. The information provided in this section shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.
The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the preparation, consistency and fair presentation of the financial statements, the accounting and financial reporting process, the systems of internal control, and the procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Management is also responsible for its assessment of the design and effectiveness of our internal control over financial reporting. Our independent registered public accountants are responsible for performing an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States), or PCAOB, and expressing an opinion on the conformity of the financial statements of the Company with U.S. generally accepted accounting principles and expressing an opinion on the effectiveness of our internal controls over financial reporting. The internal auditors are responsible to the Audit Committee and the Board of Directors for testing the integrity of the financial accounting and reporting control systems and such other matters as the Audit Committee and the Board of Directors determine.
In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements of the Company for the year ended December 31, 2024 and management's assessment of the design and effectiveness of our internal control over financial reporting as of December 31, 2024. The discussion addressed the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
The Audit Committee reviewed and discussed with the independent public accountants their judgments as to the quality of our accounting principles and such other matters as are required to be discussed with the committee under PCAOB auditing standards including, without limitation, the matters required to be discussed by PCAOB Auditing Standard No. 1301. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accountants required by applicable requirements of the PCAOB regarding the independent registered public accountants' communications with the Audit Committee concerning independence, discussed with the independent registered public accountants their independence from management and the Company, and considered the compatibility of non-audit services with the auditors' independence.
The Audit Committee discussed with our internal and independent registered public accountants the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent registered public accountants, with and without management present, to discuss the results of their examinations, their understanding of our internal controls, and the overall quality of our financial reporting.
In reliance upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in our annual report to stockholders for filing with the SEC.

Community Healthcare Trust | 2025 PROXY STATEMENT	49

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including with respect to auditor independence. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the Company's financial statements has been carried out in accordance with the standards of the PCAOB, that the financial statements are presented in accordance with generally accepted accounting principles or that BDO USA, P.C. is in fact "independent."
Audit Committee:
Robert Hensley (Chairman)
Cathrine Cotman
Claire Gulmi

50	Community Healthcare Trust | 2025 PROXY STATEMENT

Beneficial Ownership of Shares of Common Stock
DIRECTORS, EXECUTIVE OFFICERS AND OTHER STOCKHOLDERS
As of March 3, 2025, we had 47 stockholders of record. Except as otherwise stated in a footnote, the following table presents certain information regarding the beneficial ownership of our common stock as of March 3, 2025 by: (i) the persons known by us to own beneficially more than 5% of our common stock; (ii) each of our directors, nominees for director and named executive officers; and (iii) all of our directors, nominees for director, and executive officers as a group. Each person named in the table has sole voting and investment power with respect to all of the common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table.
The SEC has defined "beneficial ownership" of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, our common stock subject to options or other rights (as set forth above) held by that person that are currently exercisable or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.
Unless otherwise indicated, the business address of all the individuals and entities is c/o Community Healthcare Trust Incorporated, 3326 Aspen Grove Drive, Suite 150, Franklin, Tennessee 37067. No common stock beneficially owned by any director or named executive officer has been pledged as security for a loan.

NAME OF BENEFICIAL OWNER	Number of Shares Beneficially Owned (#)		Percentage of All Shares(1) (%)

5% Stockholders
The Vanguard Group, Inc.	2,898,621	(2)	10.2
BlackRock, Inc.	2,742,494	(3)	9.7
Directors and Director Nominees
Cathrine Cotman	20,861		*
Alan Gardner	68,249		*
Claire Gulmi	42,493		*
Robert Hensley	70,670		*
Lawrence Van Horn	62,230		*
Named Executive Officers (4)
David H. Dupuy	439,802		1.6
William G. Monroe IV	138,034		*
Leigh Ann Stach	414,144		1.5
Timothy L. Meyer	199,478		*
All Directors and Executive Officers as a Group (9 persons total)	1,455,961		5.1
Other Officers and Employees	410,344		1.4

Community Healthcare Trust | 2025 PROXY STATEMENT	51

*Less than 1% of the outstanding shares of common stock.
(1)Based on 28,339,419 shares of common stock outstanding on March 3, 2025.
(2)Based on a Schedule 13G/A filed with the SEC on February 13, 2024, The Vanguard Group, Inc. has shared voting power with respect to 59,233 shares of common stock, sole dispositive power with respect to 2,816,507 shares of common stock and shared dispositive power with respect to 82,114 shares of common stock. The Vanguard Group, Inc. is located at 100 Vanguard Boulevard, Malvern, PA 19355.
(3)Based on a Schedule 13G/A filed with the SEC on February 5, 2025, BlackRock, Inc. has sole voting power with respect to 2,524,592 shares of common stock and sole dispositive power with respect to 2,742,494 shares of common stock. BlackRock, Inc. is located at 50 Hudson Yards, New York, NY 10001.
(4)Excludes unvested time-based restricted stock units.

52	Community Healthcare Trust | 2025 PROXY STATEMENT

Certain Relationships and Related Party Transactions
POLICIES AND PROCEDURES FOR RELATED PERSON TRANSACTIONS
Our Audit Committee has adopted a written policy governing the approval of related party transactions that complies with all applicable requirements of the SEC and the NYSE concerning related party transactions. Under our policy, a related party transaction is a transaction between the Company and a related party (including any transaction requiring disclosure under Item 404 of Regulation S-K under the Exchange Act), other than transactions available to all employees generally or involving less than $5,000 when aggregated with similar transactions. "Related parties" include (i) an officer or director of the Company, (ii) a person who is an immediate family member of an officer or director; (iii) an entity which is owned or controlled by an officer or director or an immediate family member of an officer or director, or an entity in which an officer or director or an immediate family member of an officer or director is deemed to have a substantial ownership interest or control of such entity by virtue of such person owning more than 20% of such entity; and (iv) any person known to be the beneficial owner of more than 5% of any class of the Company's voting securities. Members of an officer's or director's immediate family include such officer's or director's spouse, child, stepchild, parent, stepparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law and any other person sharing the household of such officer or director. For purposes of this policy, officers are defined as "executive officers" under applicable guidelines of the SEC. Additionally, a "Related Party" may be a person or entity that proposes to enter into a transaction with the Company if the Audit Committee finds that such transaction would require disclosure under Item 404 of Regulation S-K.
Our related party transaction policy is administered by our Audit Committee. At each fiscal year's first regularly-scheduled Audit Committee meeting, management or the ESG Committee, as applicable, will provide the Audit Committee with detailed information concerning all related party transactions, if any, then known by management to be entered into or to be continued by the Company for the fiscal year. Under the related party transactions policy, there is a general presumption that a related party transaction with the Company will not be approved by the Audit Committee. However, the Audit Committee may approve a related party transaction if: (i) the Audit Committee finds that the transaction is on terms comparable to those that could be obtained in arm's length dealings with an unrelated third party; and (ii) the Audit Committee finds that it has been fully apprised of all significant conflicts that may exist or otherwise arise on account of the transaction, and it believes, nonetheless, that the Company is warranted entering into the related party transaction and has developed an appropriate plan to manage the potential conflicts of interest. The Audit Committee will consider each proposed related party transaction and may approve the Company's entering into or continuing such related party transaction if the transaction satisfies the guidelines set forth above.
RELATED PARTY TRANSACTIONS
Pursuant to its authority and based on discussions with management and BDO USA, P.C., the Audit Committee has determined that there have been no related party transactions requiring disclosure under Item 404(a) of Reg. S-K.
LEGAL PROCEEDINGS
We are not aware of any current legal proceedings involving any of our directors, director nominees, or executive officers and either the Company or any of its subsidiaries.

Community Healthcare Trust | 2025 PROXY STATEMENT	53

Stockholder Proposals for the 2026 Annual Meeting
At the annual meeting each year, the Board of Directors submits to stockholders its nominees for election as directors. In addition, the Board may submit other matters to the stockholders for action at the annual meeting. Stockholders may also submit proposals for action at the annual meeting.
Stockholders interested in submitting a proposal for inclusion in our proxy materials for the 2026 annual meeting of stockholders may do so by following the procedures described in Rule 14a-8 of the Exchange Act. If the 2026 annual meeting is held within 30 days of May 1, 2026, stockholder proposals must be received by William G. Monroe IV, Corporate Secretary, at 3326 Aspen Grove Drive, Suite 150, Franklin, Tennessee, 37067, no later than 5:00 p.m., Eastern Time on November 13, 2025 in order for such proposals to be considered for inclusion in the proxy statement and form of proxy relating to such annual meeting.
Any stockholder proposals (including recommendations of nominees for election to the Board of Directors) intended to be presented at the Company's 2026 annual meeting of stockholders, other than a stockholder proposal submitted pursuant to Exchange Act Rule 14a-8, must be received in writing at our principal executive offices no earlier than on October 14, 2025, nor later than 5:00 p.m., Eastern Time, on November 13, 2025, together with all supporting documentation required by our Bylaws. For more complete information on these requirements, please refer to our Bylaws.
To comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees, other than the Company’s nominees, must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 2, 2026.

54	Community Healthcare Trust | 2025 PROXY STATEMENT

Other Matters
As of the date of this proxy statement, management does not know of any other matters to be brought before the annual meeting other than those set forth herein. However, if any other matters are properly brought before the annual meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.
REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO THE COMPANY. PLEASE SUBMIT A PROXY BY INTERNET, BY PHONE OR, IF YOU REQUEST WRITTEN PROXY MATERIALS BY RETURNING A COMPLETED, SIGNED AND DATED PROXY CARD OR VOTING INSTRUCTION FORM.
AVAILABILITY OF ANNUAL REPORT ON FORM 10-K
Upon written request of any record holder or beneficial owner of shares entitled to vote at the annual meeting, we will provide, without charge, a copy of our Annual Report on Form 10-K. Requests should be mailed to William G. Monroe IV, Corporate Secretary, 3326 Aspen Grove Drive, Suite 150, Franklin, Tennessee 37067. You may also access our Annual Report on Form 10-K on the investor relations webpage of our Internet website, http://investors.chct.reit.
By Order of the Board of Directors,
William G. Monroe IV
Secretary
March 13, 2025

Community Healthcare Trust | 2025 PROXY STATEMENT	55

Appendix A — Reconciliation of Non-GAAP Financial Measures
Funds from operations, ("FFO"), as defined by NAREIT, and adjusted funds from operations ("AFFO"), are important non-GAAP supplemental measures of operating performance for a REIT. Because the historical cost accounting convention used for real estate assets requires straight-line depreciation except on land, such accounting presentation implies that the value of real estate assets diminishes predictably over time. However, since real estate values have historically risen or fallen with market and other conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative. Thus, NAREIT created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP.
NAREIT defines FFO as the most commonly accepted and reported measure of a REIT's operating performance equal to net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairments of real estate, plus depreciation and amortization related to real estate properties, and after adjustments for unconsolidated partnerships and joint ventures. NAREIT also provides REITs with an option to exclude gains, losses and impairments of assets that are incidental to the main business of the REIT from the calculation of FFO.
The Company's AFFO is defined as FFO, excluding non-cash income and expenses, such as amortization of stock-based compensation, the effects of straight-line rent, and other non-cash items from time to time. The Company considers AFFO to be a useful supplemental measure to evaluate the Company's operating results excluding these income and expense items to help investors, analysts and other interested parties compare the operating performance of the Company between periods or as compared to other companies on a more consistent basis.
Management believes that net income, as defined by GAAP, is the most appropriate earnings measurement. However, management believes FFO and FFO per share to be supplemental measures of a REIT's performance because they provide an understanding of the operating performance of the Company's properties without giving effect to certain significant non-cash items, primarily depreciation and amortization expense. Historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time. However, real estate values instead have historically risen or fallen with market conditions.
Net operating income ("NOI") is a key performance indicator. NOI is defined as net income or loss, computed in accordance with GAAP, generated from our total portfolio of properties and other investments before general and administrative expenses, depreciation and amortization expense, gains or losses on the sale of real estate properties or other investments, interest expense, deferred income tax expense, and interest and other income, net. We believe that NOI provides an accurate measure of operating performance of our operating assets because NOI excludes certain items that are not associated with management of the properties. The Company's use of the term NOI may not be comparable to that of other real estate companies as they may have different methodologies for computing NOI.
The Company believes that by excluding the effect of depreciation, amortization, gains or losses from sales of real estate, impairment of real estate, and gains, losses and impairment of incidental assets, straight-line rent and amortization of stock-based compensation, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO and AFFO can facilitate comparisons of operating performance between periods. The Company reports FFO and AFFO per share because these measures are observed by management to be some of the predominant measures used by the REIT industry and by industry analysts to evaluate REITs and because FFO per share, as defined by NAREIT, is consistently reported, discussed, and compared by research analysts in their notes and publications about REITs. For these reasons, management has deemed it appropriate to disclose and discuss FFO and AFFO per share. However, neither FFO or AFFO represents cash generated from operating activities determined in accordance with GAAP and are not necessarily indicative of cash available to fund cash needs. FFO and AFFO should not be considered alternatives to net income attributable to common stockholders or as indicators of the Company's operating performance or as alternatives to cash flow from operating activities as measures of liquidity. The table below reconciles net income to FFO and AFFO.

56	Community Healthcare Trust | 2025 PROXY STATEMENT

COMMUNITY HEALTHCARE TRUST INCORPORATED RECONCILIATION OF FFO and AFFO
(Unaudited; Dollars and shares in thousands, except per share amounts)

	Year Ended December 31,
	2024 ($)	2023 ($)	2022 ($)

Net (loss) income	(3,181)	7,714	22,019
Real estate depreciation and amortization	43,277	40,103	32,602
Credit loss reserve (1)	11,000	—	—
Impairments, net of gains on the sales of depreciable real estate assets	121	102	—
Funds from Operations (FFO)	51,217	47,919	54,621
Straight-line rent	(1,942)	(3,052)	(3,444)
Stock-based compensation	9,987	8,166	9,415
Accelerated amortization of stock-based compensation (2)	—	11,799	—
Net gain from insurance recovery on casualty loss	—	(706)	—
Adjusted Funds from Operations (AFFO)	59,262	64,126	60,592
FFO per Diluted Common Share	1.91	1.86	2.24
AFFO Per Diluted Common Share	2.21	2.49	2.49
Weighted Average Common Shares Outstanding-Diluted (3)	26,843	25,752	24,379
(1)During the second quarter of 2024, the Company recorded an $11 million credit loss reserve on the notes receivable with a tenant where collectibility was not reasonably assured.
(2)Non-cash accelerated amortization of stock-based compensation totaling $11.8 million was recorded in 2023 upon the passing of the Company's former CEO.
(3)Diluted weighted average common shares outstanding for FFO are calculated based on the treasury method, rather than the 2-class method used to calculate earnings per share.

Community Healthcare Trust | 2025 PROXY STATEMENT	57

COMMUNITY HEALTHCARE TRUST INCORPORATED RECONCILIATION OF NOI
(Unaudited; Dollars and shares in thousands)

	Year Ended December 31,
	2024 ($)	2023 ($)	2022 ($)

Net (loss) income	(3,181)	7,714	22,019
General and administrative (1)	19,058	15,539	14,837
Accelerated amortization of deferred compensation	—	11,799	—
Depreciation and amortization	42,778	39,693	32,339
Credit loss reserve	11,000	—	—
Impairments, net of gains on the sales of depreciable real estate assets	121	102	—
Interest expense	23,706	17,792	11,873
Deferred income taxes	—	306	41
Interest and other income, net	(530)	(813)	(66)
NOI	92,952	92,132	81,043
(1)2023 excludes accelerated amortization of stock-based compensation shown as a separate line in the reconciliation above.

58	Community Healthcare Trust | 2025 PROXY STATEMENT

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on April 30, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on April 30, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01) Cathrine Cotman
02) David Dupuy
03) Alan Gardner
04) Claire Gulmi
05) Robert Hensley
06) Lawrence Van Horn

The Board of Directors recommends you vote FOR proposals 2 and 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000657101_1 R1.0.0.2

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combo Proxy Statement/ Annual Report are available at www.proxyvote.com

COMMUNITY HEALTHCARE TRUST INCORPORATED
Annual Meeting of Stockholders
May 1, 2025 8:00 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints David H. Dupuy and William G. Monroe IV, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Community Healthcare Trust Incorporated, to be held on May 1, 2025 at 8:00 a.m. Central Time at 3326 Aspen Grove Drive, Suite 150, Franklin, Tennessee 37067, and at any adjournments or postponements thereof, as follows:

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000657101_2 R1.0.0.2